UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Brinker International, Inc.

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BRINKER

INTERNATIONAL®

2021	Notice of Annual Meeting and Proxy Statement

B R I N K E R

INTERNATIONAL®

3000 Olympus Blvd.

Dallas, Texas 75019

(972) 980-9917

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Virtual Meeting Only - No Physical Meeting Location

To Be Held November 18, 2021 at 9:00 a.m. (CST)

October 7, 2021

Dear Shareholder:

We invite you to attend the annual meeting of shareholders (“Annual Meeting”) of Brinker International, Inc. (sometimes referred to here as “Brinker,” “we,” “us,” “our,” or the “Company”) to be held at 9:00 a.m. (CST) on Thursday, November 18, 2021, via a live audio-only webcast at www.proxydocs.com/EAT. In light of the COVID-19 pandemic, for the safety of our shareholders, associates and other members of the community, the Annual Meeting will be held in a virtual meeting format only with no physical location. Only shareholders who held shares as of the record date, September 20, 2021, may attend and participate at the Annual Meeting, view the list of our shareholders of record, submit questions and vote at the virtual Annual Meeting. You will not be able to attend the 2021 Annual Meeting in person. See “Proxy Summary” and “FAQ’s About the Meeting and Voting” for additional information.

At the Annual Meeting, we will: (1) elect nine (9) directors named in the proxy statement for one-year terms; (2) vote on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal 2022 year; (3) cast an advisory vote to approve executive compensation; and (4) conduct any other business properly brought before the meeting.

Your vote is important. Whether or not you plan to participate in the Annual Meeting virtually, please take time to review the Proxy Materials and vote. If you decide not to attend the Annual Meeting virtually, you may vote on these proposals by proxy prior to the Annual Meeting. To do so, please cast your vote as instructed in the Notice of Internet Availability of Proxy Materials you received online or by telephone after your review of the proxy materials at www.proxydocs.com/EAT or, upon your request, after receipt of hard copies of proxy materials. We ask that you cast your vote as promptly as possible. You may also request a paper copy of the proxy card to submit your vote if you prefer. We encourage you to vote online prior to the Annual Meeting. It is convenient and saves postage and processing costs. If you vote online prior to the Annual Meeting, by mail, or by telephone and later decide to attend the virtual Annual Meeting, you may participate in the Annual Meeting and vote.

This Notice, the Notice of Internet Availability of Proxy Materials, the Proxy Statement, and the 2021 Annual Report are first being made available to shareholders on October 7, 2021.

We look forward to speaking with you at the meeting.

Very truly yours,

Wyman T. Roberts

President and Chief Executive Officer

of Brinker International, Inc. and

President of Chili’s Grill & Bar

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 18, 2021

Brinker’s Proxy Statement and 2021 Annual Report for the year ended June 30, 2021 are available at www.proxydocs.com/EAT

BRINKER INTERNATIONAL, INC.

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2021 Annual Report on Form 10-K. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Making People Feel Special	Brinker International • 2021 Notice & Proxy

PROXY SUMMARY

This summary highlights selected information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. Please read the entire Proxy Statement before casting your vote. You may view the Proxy Statement and 2021 Annual Report at www.proxydocs.com/EAT.

ANNUAL MEETING INFORMATION

Thursday, November 18, 2021 9:00 AM (CST)
The Annual Meeting will occur via a live audio-only webcast.* There is no physical location for the 2021 Annual Meeting
Monday, September 20, 2021 Only shareholders as of the Record Date are entitled to vote

*

We have adopted a virtual format for our 2021 Annual Meeting. In order to attend the Annual Meeting, you must visit www.proxydocs.com/EAT and enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you may also need to provide the registered name on your account and the name of your broker or other nominee as part of the attendance process.

We encourage you to access the Annual Meeting before it begins. Online check-in will be available approximately 15 minutes before the Annual Meeting starts. Upon entry of your control number and other required information, you will receive further instructions allowing you to attend and participate at the Annual Meeting, view the list of our shareholders of record, submit questions, and vote at the virtual Annual Meeting.

SHAREHOLDERS ACTION

Proposals:		Board Voting Recommendation	Votes Required	Page Reference

1	Election of Directors	FOR each nominee	Majority of Votes Cast	3 - 6

2	Ratification of Independent Registered Public Accounting Firm	FOR	Majority of Votes Cast	7

3	Advisory Vote to Approve Executive Compensation	FOR	Majority of Votes Cast	8

VOTING YOUR SHARES PRIOR TO THE ANNUAL MEETING

Your vote is important. Whether you plan to attend and participate in the virtual Annual Meeting or not, we encourage you to follow the instructions on the Notice of Internet Availability of Proxy Materials to vote prior to the Annual Meeting. You may vote:

Online

Visit www.proxypush.com/EAT, and enter your control number needed to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials, proxy card (if you are a shareholder of record), or follow instructions on your voting instruction form or notice (if your shares are held in street name))

By Phone

Call the toll free phone number (866-785-4032) and enter your control number needed to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials, proxy card (if you are a shareholder of record), or follow instructions on your voting instruction form or notice (if your shares are held in street name))

By Mail Request, complete and mail a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials

If you submit your proxy by telephone or online, you do not need to return your proxy card by mail.

Making People Feel Special	Brinker International • 2021 Notice & Proxy	1

INFORMATION ABOUT THE BOARD OF DIRECTORS

Committees of the Board of Directors

The Board of Directors has the following standing committees and current committee composition:

Board Members	Age	Director Since	Audit Committee	Compensation Committee	Governance & Nominating Committee

Joseph M. DePinto(1)	58	2010

Frances L. Allen	59	2020	M		M

Cynthia L. Davis	59	2019		M	M

Harriet Edelman	65	2008		M	C

William T. Giles	62	2013	C(2)	M

James C. Katzman	54	2018	M(2)		M

Alexandre G. Macedo	44	2020	M	M

George R. Mrkonic(3)	69	2003		C	M

Prashant N. Ranade	68	2019	M	M

Wyman T. Roberts(4)	62	2013

Meetings During Fiscal 2021			9	7	5

C — Committee Chair

M — Member

(1)    Chairman of the Board

(2)    Has been designated as an Audit Committee Financial Expert.

(3)    Mr. Mrkonic is retiring from the Board at the end of his current term.

(4)    As the only non-independent member of the Board, Mr. Roberts does not serve on any Board committees.

Board of Directors Overview

Our Board is comprised of directors who have a variety of skills and core competencies as noted in the chart below:

Our Board is also diverse in gender, ethnicity, age and tenure, as reflected in the following illustrations:

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PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the election of all of the nominees named below. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unavailable to serve. However, if any nominee becomes unable or unwilling to serve as a nominee at the time of the Annual Meeting, the individuals named as proxies may vote for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors may reduce the size of the Board of Directors, or leave a vacancy that the Board of Directors may fill at a later date. All nominees are currently serving as directors of the Company and all were elected by the shareholders at the 2020 Annual Meeting. Mr. Mrkonic will retire from the Board of Directors at the end of his current term and will not stand for re-election at the 2021 Annual Meeting. Accordingly, the Board of Directors will set the number of directors at nine, effective as of the 2021 Annual Meeting.

Information About Nominees

We are furnishing below certain biographical information about each of the nine nominees for director, including public company directorships held during the last five years. Also included is a description of the experience, qualifications, attributes and skills of each nominee:

∎ Frances L. Allen

Ms. Allen is Chief Executive Officer of Checkers Drive-In Restaurants, Inc., one of the largest chains of double drive-thru restaurants in the U.S., having served in this role since February 2020. Previously, Ms. Allen served as Chief Executive Officer of Boston Market Corp., a fast casual restaurant, from May 2018 to February 2020, and President of Jack in the Box, Inc., a fast food restaurant chain, from October 2014 to February 2018. Ms. Allen currently serves on the Board of Directors of Checkers Drive-In Restaurants, Inc. and previously served on the Board of Directors of MarineMax, Inc. She also serves as a member of the Advisory Board of No Kid Hungry.

Director since 2020 Age: 59 Board Committees: Audit and Governance & Nominating Other Public Company Boards: None	Director Qualifications

Ms. Allen brings over thirty years of expertise derived from her leadership for various consumer brands, including most recently as CEO and President of two different restaurant brands. She has eight years of working closely with the boards of directors of publicly-traded companies. Her experience spanning over several retail segments (including 13 years in the restaurant industry) gives her valuable insight into corporate strategy, risk management, marketing and sales.

∎ Cynthia L. Davis

Ms. Davis is a former Nike executive where she served as Vice President of Nike, Inc., a global provider of athletic footwear and apparel, and President of Nike Golf from September 2008 to October 2014, after having served in various other positions with Nike since January 2005. Prior to that, Ms. Davis was Senior Vice President at Golf Channel, a division of Comcast Corporation, from January 2001 to December 2004, and was formerly President and Chief Executive Officer of Arnold Palmer Golf Management, LLC from March 1998 to December 2000. Ms. Davis serves on the Board of Directors of Deckers Outdoor Corporation and Kennametal, Inc., and is also a member of the Board of Trustees at Furman University. She previously served on the Board of Buffalo Wild Wings, Inc.

Director since 2019 Age: 59 Board Committees: Compensation and Governance & Nominating Other Public Company Boards: Deckers Outdoor Corporation and Kennemetal, Inc.	Director Qualifications

Ms. Davis brings extensive experience as a senior officer of multiple national and international companies, including service as the president of a division of a large, publicly traded retail company. She has a broad understanding of corporate strategy, risk management, sales, marketing, and operations management, and has served on boards of several publicly traded companies, including a chain restaurant company.

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∎ Joseph M. DePinto

Mr. DePinto is Chairman of the Board of Directors of the Company, serving in this position since November 2013. He is President and Chief Executive Officer of 7-Eleven, Inc., a large multi-unit retail company, that is a private wholly-owned subsidiary of 7 & i Holdings Co., Ltd., serving in this position since December 2005. Previously, Mr. DePinto served as President of GameStop Corporation from March 2005 to December 2005. Prior to GameStop, he was employed by 7-Eleven, Inc. from 2002 to 2005 in various roles, most recently Vice President, Operations, from 2003 to 2005. Mr. DePinto currently serves on the Board of Directors of 7-Eleven, Inc. and 7 & i Holdings Co., Ltd. He also serves on the Board of DHC Acquisition Corp., a publicly-traded special purpose acquisition company, as well as the Boards of the Business Executives for National Security, the National Association of Convenience Stores, the UT Southwestern Medical Foundation, the Johnny Mac Soldiers Fund and the Dallas Citizens Council. Additionally, Mr. DePinto is a council member of the Kellogg School of Management Global Advisory Board and the Dallas Stars Ownership Advisory Group. In December 2017, Mr. DePinto was appointed a Civilian Aide to the Secretary of the Army.

Director since 2010 Age: 58 Board Committees: None Other Public Company Boards: 7 & i Holdings Co. and DHC Acquisition Corp.	Director Qualifications

Mr. DePinto brings his skills and knowledge as chief executive of a large multi-unit retail company operating in domestic and international markets, as well as his experience serving on the boards of other large or public companies. He provides a significant broad-based understanding of leading a large public company, as well as a unique understanding of all aspects of retailing, including operations, marketing, finance, strategic planning and risk management.

∎ Harriet Edelman

Ms. Edelman is Vice Chairman of Emigrant Bank, a private financial institution, having served in this role since November 2010. Previously, Ms. Edelman served as Advisor to the Chairman of Emigrant Bank from June 2008 through October 2010. Prior to Emigrant Bank, Ms. Edelman served as a member of the Executive Committee of Avon Products, Inc., as Senior Vice President and Chief Information Officer of Avon Products, Inc. from January 2000 through March 2008, as Senior Vice President, Global Supply Chain from May 1996 to January 2000, and in executive roles in Sales and Marketing. Ms. Edelman serves as a management participant of the Board of Emigrant Bank, and also sits on the Board of Directors for Assurant, Inc. and is the Chair of the Board of Bed Bath & Beyond Inc. Ms. Edelman served on the Board of UCB Pharma from 2012 until 2017. She served as Vice Chairman on the Board of Trustees of Bucknell University until she stepped down from the Board in June 2020.

Director since 2008 Age: 65 Board Committees: Compensation and Governance & Nominating Other Public Company Boards: Assurant, Inc. Bed Bath & Beyond Inc.	Director Qualifications

Ms. Edelman brings experience of serving on large public company boards for more than 19 years; working as a senior officer in a worldwide retail company in areas of marketing, sales, information technology, risk management, e-commerce, supply chain management and global business; and leading a financial services enterprise. Ms. Edelman has served on the Nominating and Governance, Compensation, Audit, and Executive Committees of the organizations she has served.

∎ William T. Giles

Mr. Giles served as the Chief Financial Officer and Executive Vice President—Finance, Information Technology and Store Development, Customer Satisfaction for AutoZone, Inc., a specialty retailer and distributor of automotive replacement parts and accessories from 2007 until his retirement in December 2020. He joined AutoZone in 2006 as Chief Financial Officer and Executive Vice President Finance. From 1991 to May 2006, he held several positions with Linens ‘n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, most recently as the Executive Vice President and Chief Financial Officer. Prior to 1991, he worked for Melville, Inc. and PricewaterhouseCoopers. Mr. Giles currently serves on the Board of Directors for Floor & Decor Holdings, Inc. and Youth Villages. He is also a member of the Alfred University Board of Trustees.

Director since 2013 Age: 62 Board Committees: Audit and Compensation Other Public Company Boards: Floor & Decor Holdings, Inc.	Director Qualifications

Mr. Giles brings more than 30 years of financial proficiency and business leadership in the retail products industry and skills as chief financial officer of a public company. He provides unique insights into the strategic, risk management, governance and financial issues facing public companies in the retail industry.

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∎ James C. Katzman

Mr. Katzman is a retired Partner of Goldman Sachs, a multinational investment bank, having served in that role from December 2004 to March 2015. Prior to being appointed Partner, Mr. Katzman served as a Managing Director from December 2000 to November 2004. Mr. Katzman currently sits on the Board of Directors of The Hershey Company, the Hershey Trust Company, Milton Hershey School, San Francisco Ballet, and Boys & Girls Clubs of Metro Phoenix. He also serves on the Advisory Board of the Program for Financial Studies at Columbia Business School and the President’s Leadership Council of Dartmouth College.

Director since 2018 Age: 54 Board Committees: Audit and Governance & Nominating Other Public Company Boards: The Hershey Company	Director Qualifications

Mr. Katzman brings extensive experience in the multinational investment banking industry. He also provides valuable knowledge of complex corporate financial matters, merger transactions and risk management oversight, as well as experience in public company board service.

∎ Alexandre G. Macedo

Mr. Macedo is Chairman of the Board and the Chief Executive Officer of Fat Tuesday, a national frozen beverage chain, having been appointed to this position in June 2021. Mr. Macedo previously served as President of Tim Hortons, a multi-national fast food restaurant chain, from December 2017 to March 2020. Prior to this, he led teams in several roles with Restaurant Brands International, Inc., a multi-national fast food holding company, including President of Burger King North America from April 2013 to December 2017, Senior Vice President and General Manager of Burger King, USA from August 2012 to April 2013, and as Senior Vice President and Head of Marketing of Burger King, USA from July 2011 to August 2012. He previously served on the Board of Directors of Carrols Restaurant Group, Inc.

Director since 2020 Age: 44 Board Committees: Audit and Compensation Other Public Company Boards: None	Director Qualifications

Mr. Macedo brings a depth of knowledge regarding the restaurant industry from his experience as a senior leader of two different multi-unit and multi-national restaurant brands, as well as his past experience as a director for a publicly-traded restaurant company. He provides expertise on marketing, operations, finance, risk management and corporate strategy as it relates to the restaurant industry in both the national and global markets.

∎ Prashant N. Ranade

Mr. Ranade served as a mentor for leaders at Atos Syntel (formerly Syntel, Inc.) from October 2018 to May 2020. Mr. Ranade was formerly the Co-Chairman of the board for Syntel, Inc. from November 2016 to October 2018, after serving as Executive Vice Chairman from April 2014, and as CEO and President from February 2010 to April 2014. Prior to working with Syntel, Mr. Ranade held several senior leadership roles with Siemens Logistics and Assembly Systems, Inc., Siemens Medical Solutions, Rockwell Automation and Dematic Corp. Mr. Ranade is a member of the National Association of Corporate Directors and served as an adjunct professor at Grand Valley State University.

Director since 2019 Age: 68 Board Committees: Audit and Compensation Other Public Company Boards: None	Director Qualifications

Mr. Ranade brings senior management and CEO experience in the automation/manufacturing, technology, healthcare and supply chain/logistics domains of global businesses. His experience enables him to provide strength in strategy, leadership development, sales and marketing, risk management and operations management.

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∎ Wyman T. Roberts

Mr. Roberts is President and Chief Executive Officer of the Company, having been appointed to this position in January 2013, and is also President of Chili’s Grill & Bar, having been appointed to this position in September 2018. Mr. Roberts previously served as President of Chili’s Grill & Bar from November 2009 to June 2016, and in various other executive roles from August 2005 to October 2009, including President of Maggiano’s Little Italy and Chief Marketing Officer. Mr. Roberts served as Executive Vice President and Chief Marketing Officer for NBC’s Universal Parks & Resorts from December 2000 until August 2005. Mr. Roberts was previously employed by Darden Restaurants, Inc. for 16 years where he reached the role of Executive Vice President, Marketing. Mr. Roberts currently sits on the Board of Directors of SP Plus Corporation.

Director since 2013 Age: 62 Board Committees: None Other Public Company Boards: SP Plus Corporation	Director Qualifications

Mr. Roberts brings over 35 years of hands-on experience in the casual dining and entertainment industries, serving in various senior leadership roles in both industries, as well as public company board experience. He provides knowledge and understanding of the restaurant industry, and the leadership ability to continue executing on the Company’s strategic vision.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

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PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed KPMG LLP as our independent registered public accounting firm for fiscal 2022. Although we are not required to submit this matter to you, the Board of Directors believes that it is good corporate governance to do so. This proposal asks you to ratify this selection. If the appointment of KPMG LLP is not ratified, the Audit Committee will reconsider the appointment.

Audit Fees

The following table sets forth the aggregate fees billed, or estimated to be billed, to us for the fiscal years ended June 30, 2021 and June 24, 2020 by our independent registered public accounting firm, KPMG LLP:

Fiscal Year	Annual Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2021	$806,000	$—	$44,529	$—
2020	$1,086,000	$—	$64,543	$—

(1)

For fiscal 2021, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, and the audit of internal control over financial reporting ($799,000) and the issuance of a consent for franchise disclosure documents ($7,000).

For fiscal 2020, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, the audit of internal control over financial reporting and the issuance of a comfort letter ($1,079,000) and the issuance of a consent for franchise disclosure documents ($7,000).

(2)	For fiscal 2021, there were no audit-related fees.

For fiscal 2020, there were no audit-related fees.

(3)	For fiscal 2021, all tax fees were for review of income tax returns and consultations regarding federal, state, local and international tax matters.

For fiscal 2020, all tax fees were for review of income tax returns and consultations regarding federal, state, local and international tax matters.

(4)	For fiscal 2021, there were no other fees.

For fiscal 2020, there were no other fees.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to do the following:

•	to engage and terminate our independent registered public accounting firm;
•	to pre-approve their audit services and permitted non-audit services;
•	to approve all audit and non-audit fees; and
•	to set guidelines for permitted non-audit services and fees.

All of the fees for fiscal 2021 and 2020 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee. For fiscal year 2021, the Audit Committee set a pre-approved maximum total fee expenditure for unscheduled, on-going audit and tax services with KPMG LLP of $100,000. In addition, if the fee for a particular item exceeded $40,000, Audit Committee pre-approval was required.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022.

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PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), we are asking you to cast an advisory, non-binding vote to approve the compensation awarded or paid to our named executive officers as we have described it in the Executive Compensation section of this Proxy Statement.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee (the “Committee”) oversees our compensation program and the compensation awarded to our executive officers; adopts changes to the program; and awards compensation as appropriate to reflect the Company’s circumstances and to promote the main objectives of the program. These objectives include:

•	attracting and retaining top-level, talented leaders in a highly competitive environment;
•	motivating our leaders to create long-term value for our shareholders; and
•	aligning pay to performance.

We are asking you to indicate your support for our named executive officer compensation as described in this Proxy Statement. We believe that the information we have provided in this Proxy Statement demonstrates that our compensation program is designed appropriately and works to ensure that the interests of our executive officers, including our named executive officers, are aligned with your interest in long-term value creation.

Accordingly, we ask you to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of the Company approve the compensation awarded to the Company’s named executive officers, as disclosed, pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, in the Compensation Discussion and Analysis section, the accompanying compensation tables and related narrative in this Proxy Statement for the Company’s 2021 Annual Meeting.

This advisory resolution is non-binding on the Board of Directors. Although non-binding, the Board and the Committee will review the voting results and consider your concerns in their continued evaluation of the Company’s compensation program. Because this vote is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer; it will not be binding on or overrule any decisions made by the Board of Directors or Committee; and it will not restrict or limit the ability of the shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Board of Directors has adopted a policy of providing for annual advisory votes to approve executive compensation. Unless the Board of Directors modifies its policy, the next such advisory vote following the Company’s 2021 Annual Meeting will occur at the Company’s 2022 Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

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INFORMATION ABOUT THE BOARD OF DIRECTORS AND

GOVERNANCE OF THE COMPANY

The business and affairs of the Company are managed under the direction of the Board of Directors. Generally, it is management’s responsibility to formalize, propose and implement strategic choices and the Board’s role to approve strategic direction and evaluate strategic results, including both the performance of the Company and the performance of the Chief Executive Officer.

Qualifications to Serve as Director

Each candidate for director must possess at least the following specific minimum qualifications:

1.     Each candidate shall be prepared to represent the best interests of all the Company’s shareholders and not just one particular constituency.

2.     Each candidate shall have demonstrated integrity and ethics in both personal and professional settings and have established a record of professional accomplishment in their chosen field.

3.     No candidate shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

4.     Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership on at least one Committee of the Board of Directors and attendance at, and active participation in, meetings of the Board of Directors and the Committee(s) of the Board of Directors of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit their ability to do so.

5.     In addition, the Governance and Nominating Committee also desires that candidates possess the following qualities or skills:

(a)     Each candidate shall contribute to the overall diversity of the Board of Directors—diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

(b)     Each candidate should contribute positively to the existing chemistry and collaborative culture among the members of the Board of Directors.

(c)     Each candidate should possess professional and personal experiences and expertise relevant to the Company’s business. Relevant experiences may include, among other things, large company CEO experience, senior level multi-unit restaurant or retail experience, and relevant senior level experience in one or more of the following areas: finance, accounting, sales and marketing, risk management, diversity, equity and inclusion, environment and social governance, organizational development, strategic planning, information technology and public relations.

Although not an automatic disqualifying factor, the inability of a candidate to meet the independence and other governing standards of the NYSE or the SEC will be a significant factor in any assessment of a candidate’s suitability.

Current Nominations

The Governance and Nominating Committee conducted an evaluation and assessment of all of the current directors, for purposes of determining whether to recommend them for nomination for re-election to the Board of Directors. After reviewing the assessment results, the Governance and Nominating Committee recommended to the Board that Messrs. DePinto, Giles, Katzman, Macedo, Ranade and Roberts and Mms. Allen, Davis and Edelman be nominated for election to the Board of Directors1. The Board accepted the recommendations and nominated such persons. The Governance and Nominating Committee did not receive any recommendations from shareholders of candidates for election to the Board at the Annual Meeting.

Director Independence

The Board reviews the independence of each non-employee director annually to confirm that the director continues to meet our standards, as well as the applicable requirements of the New York Stock Exchange (“NYSE”) and rules of the SEC. No member of the Board will be considered independent unless the Board determines that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has further determined that no material relationship exists between the Company and each non-employee director outside of their service as a member of the Board of Directors. The Board will not determine any director to be independent if he or she has or has had any of the relationships set forth in the NYSE rules during the time periods specified in such rules.

[1]	Mr. Mrkonic is retiring from the Board at the end of his current term.

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The Board of Directors has affirmatively determined each of the following directors is an “independent” director as such term is defined in our Corporate Governance Guidelines and the requirements of the SEC and NYSE.

Frances L. Allen	Harriet Edelman	Alexandre G. Macedo

Cynthia L. Davis	William T. Giles	Prashant N. Ranade

Joseph M. DePinto	James C. Katzman

Additionally, Mr. Mrkonic was independent throughout his term in fiscal 2021. In this Proxy Statement we may refer to these directors individually as an “Independent Director” and collectively as the “Independent Directors.” The only member of the Board who is not independent is Wyman T. Roberts. Mr. Roberts, as President and Chief Executive Officer (“CEO”) of the Company, is the only employee member of the Board.

Board Structure

Each director serves for a one-year term and is subject to re-election by you each year. Prior to recommending a director for nomination for re-election, the Governance and Nominating Committee considers many things, including:

•	the quality of past director service and attendance at Board of Directors and committee meetings;
•	whether the director continues to possess the qualities and capabilities considered necessary or desirable for director service;
•	input from other members of the Board of Directors concerning the performance of that director through the Board’s periodic peer review process;
•	the independence of the director; and
•	whether the director has met the age limits on continued service, which requires that directors not stand for election after their 72nd birthday.

Board Committees

The charters for each of the committees, as well as our Corporate Governance Guidelines, are available at no charge to you in the Corporate Governance section of our website (http://investors.brinker.com/corporate-governance/highlights) or by written request directed to us at 3000 Olympus Blvd., Dallas, Texas 75019, Attention: Corporate Secretary.

The Board of Directors has affirmatively determined that each member of the Audit, Compensation, and Governance and Nominating Committees meets the independence requirements of the NYSE and the SEC applicable to those committees.

Audit Committee

The role of the Audit Committee is described in the Report of the Audit Committee later in this Proxy Statement. The Board of Directors has determined that Messrs. Giles and Katzman are “audit committee financial experts” as such term is defined in the SEC’s Regulation S-K. Further, the Board of Directors has determined that all members of the Audit Committee are “financially literate” as such term is defined by the NYSE and the Audit Committee satisfies the “financial management expertise” standard required by the NYSE.

Compensation Committee

A discussion of the specific nature of the Compensation Committee’s responsibilities and compensation philosophy as they relate to our executive officers is provided to you in the Compensation Discussion and Analysis and Report of the Compensation Committee later in this Proxy Statement.

Governance and Nominating Committee

The Governance and Nominating Committee performs the following functions:

•	recommends to the Board of Directors potential members to be added as new or replacement members to the Board of Directors;
•	oversees the orientation process for new Board members and continuing education for Board members;
•	recommends to the Board of Directors the nominees for election to the Board of Directors at the annual shareholders meeting;
•	reviews and recommends to the Board of Directors the compensation paid to non-management Board members;
•	reviews and recommends to the Board of Directors matters regarding CEO succession plans;
•	reviews and makes recommendations to the Board of Directors regarding the Corporate Governance Guidelines;
•	oversees and makes recommendations to management regarding the Company’s policies and programs relating to social responsibility and environmental and sustainability matters;
•	reviews the applicable legal standards for “independence” and the criteria applied to determine “audit committee financial expert” status; and
•	reviews the answers to annual questionnaires completed by each of the Independent Directors.

On the basis of this year’s review, the Governance and Nominating Committee delivered a report to the full Board of Directors, and the Board made its “independence” and “audit committee financial expert” determinations.

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Board Member Meeting Attendance

During the fiscal year ended June 30, 2021, the Board of Directors held ten meetings. Each incumbent director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served. Also, all members of the Board of Directors serving as of the date of the Company’s 2020 annual meeting of shareholders attended such meeting. As set forth in our Corporate Governance Guidelines (http://investors.brinker.com/corporate-governance/highlights), directors are expected to attend the Annual Meeting absent unusual circumstances.

Chairman of the Board

The roles of Chairman of the Board of Directors and CEO for the Company are separated. Mr. DePinto, who is an Independent Director, serves as Chairman of the Board. The Board believes that the current board leadership structure promotes the ability of the Board of Directors to exercise its oversight role over management by having a director who is not an officer or member of management serving in the role of Chairman of the Board, thus ensuring a continued significant role for independent directors in the leadership of the Company. This structure allows Mr. Roberts, as CEO, to focus his time and energy on leading and managing the Company’s business and operations. An independent Chairman of the Board also simplifies the Company’s corporate governance structure by allowing the Chairman of the Board to convene executive sessions with independent directors. The Chairman presides over all executive sessions. Any decision to change the structure in the future will be based on what the Board believes is the most effective and efficient structure for the Company.

The Chairman of the Board’s duties include:

•	creating and maintaining an effective working relationship with the CEO and management;
•	managing the relationship between the Board as a whole and the CEO and management;
•	providing significant advice, counsel and guidance to the CEO and management on strategic priorities and execution strategies;
•	facilitating discussions among the directors inside and outside the Board meetings;
•	driving practices and improvements on Board effectiveness and productivity;
•	briefing the CEO on issues raised in executive sessions;
•	presiding at all meetings of the Board of Directors;
•	in collaboration with committee chairs and the CEO, scheduling Board meetings, setting meeting agendas and strategic discussions, and providing review of pre-meeting materials delivered to directors;
•	overseeing annual Board and Board committee evaluations, working with the Governance and Nominating Committee;
•	delivering the annual CEO evaluation;
•	overseeing all governance matters for the Board and shareholders;
•	being available for consultation and direct communication with major shareholders; and
•	carrying out other duties requested by the CEO and the Board as a whole.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks, including the Company’s enterprise risk management process that monitors and manages key business risks facing the Company. Throughout the fiscal year, the Board regularly reviews information regarding the Company’s strategic, financial and operational risks. The Board has also delegated certain risk oversight functions to its committees.

The Compensation Committee oversees the management of risks relating to the Company’s compensation policies and practices.

The Audit Committee oversees the management of risks associated with accounting, auditing, financial reporting, and internal control over financial reporting, as well as the effectiveness of the Company’s enterprise risk management process. The Audit Committee also:

•

oversees cyber security and data protection issues, receiving quarterly updates from the Company’s head of information and technology and reviewing the findings of the Company’s annual risk assessment and penetration test;

•

assists the Board in its oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s registered public accounting firm, and the performance of the Company’s independent registered public accounting firm and internal audit function; and

•

reviews and discusses the guidelines and policies governing the process by which senior management and the internal auditing department assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Governance and Nominating Committee oversees risks associated with the independence of the Board of Directors and the Company’s governance structure. The Governance and Nominating Committee also:

•	reviews the Company’s policies and programs relating to social responsibility and environmental sustainability matters, and makes recommendations to management with respect to such matters;
•	provides oversight of the Company’s whistleblower process;
•	monitors material litigation matters; and
•	ensures the Board and its committees perform annual evaluations to assess and improve effectiveness and oversees the process for periodic Board peer reviews.

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The entire Board of Directors is regularly informed about each committee’s evaluation of and oversight of the management of such risks through updates provided at full Board meetings, attendance at committee meetings, and committee reports.

Commitment to Sustainability

At Brinker, we have a long tradition of being a responsible and sustainable business, and building sustainable value for all of our stakeholders has always been a key part of our business strategy. Our ability to sustainably deliver profits to shareholders is built on a foundation of investing in and caring for our Team Members, providing value to our Guests and acting responsibly toward our stakeholders and in the way we impact the world.

In fiscal 2021, we updated our sustainability strategy to ensure we are working on the most relevant and impactful ESG issues, and that our ESG efforts and initiatives are consistent with our goal of providing long-term shareholder value through sustainable business performance. Our framework for implementing our sustainability strategy includes initiatives under four key pillars: Passionate People, Great Food, Better World and Responsible Governance.

We recently published our first formal sustainability report, “Making People Feel Special,” which provides additional details on our updated strategy and renewed focus, and can be found at https://brinker.com/commitment. We encourage you to review our sustainability report to learn in depth about our sustainability efforts and to find detailed sustainability metrics, including a number of metrics aligned with certain Sustainability Accounting Standards Board (“SASB”) disclosure topics. Our report also includes details on our COVID-19 response. We have included some highlights of our sustainability program here.

Sustainability Governance

Sustainability Highlights

•	Published our first formal sustainability report, including a discussion of strategy, key metrics and goals in focus areas
•	Engaged an energy management consultant to measure carbon emissions, establishing a baseline for strategic reduction initiatives
•	Increased diverse representation at the restaurant operations leadership (certified shift leader and above) level to 35%
•	Raised $10 million for St. Jude Children’s Research Hospital®
•	Average hourly pay, including tips, bonuses and sick pay, increased to $16.95 per hour
•	Rewarded hourly Team Members with more than $3.8 million in retention bonuses
•	Saved approximately 38 million silverware packets from being distributed
•	With the addition of two independent directors, added restaurant industry expertise to our Board while also increasing gender and ethnic diversity

Passionate People--Our Team Members and Culture of Inclusion

Brinker promotes and values a diverse and inclusive culture where every team member has the opportunity to flourish and succeed. We’re committed to breaking down barriers and pushing progress forward, with more racial and gender representation at all levels. We’re doing this by investing in programs to recruit, retain and develop underrepresented groups. In addition to the Company’s sustainability report, additional human capital management disclosures can be found in the Company’s annual report filed on Form 10-K with the Securities and Exchange Commission.

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To promote team member engagement and cross-functional diversity and inclusion initiatives, we established the position of Vice President of Diversity, Equity & Inclusion charged with leading the Company’s efforts in these critical areas. We created “Communities of Interest” designed to provide safe spaces for underrepresented and like-minded Team Members and allies to develop connections, share ideas and encourage diversity of thought throughout the organization. And we have been explicit in our support for inclusivity and ending racially motivated violence and harassment across all dimensions of diversity.

We also engage our Team Members by focusing on their wellbeing, working to make their lives the best they can be. We do this through our holistic “Be Well” program which focuses on five key areas that make up the right balance of wellbeing: Physical & Emotional, Career, Financial, Social, and Community. Some of the elements of this program include competitive wages and health benefit plans; fitness expense reimbursement; a free employee assistance program; our no-cost “Best You EDU” education offerings that provide Team Members a path to foundational learning, a GED and an Associate’s degree; leadership development programs; and volunteer opportunities.

Great Food—Quality and Sustainably Sourced Ingredients Served Safely

We’re passionate about making fresh food in our own kitchens, combining traditional culinary methods with science-based food safety technology. We confirm our practices meet or exceed relevant external standards, including the Food and Drug Administration’s (FDA) Food Code, a science-based model for regulating the retail and food service sector. We have systems and dashboards to monitor compliance with our food safety standards and also have a leading epidemiological consulting firm available to investigate any concern.

We work closely with our trusted supplier partners to grow, process and transport products in a way that fulfills or exceeds all regulations. Our Supplier Code of Conduct (“Code”) helps our suppliers understand and meet these standards. We expect all of our suppliers to follow our Code, and also expect all our food suppliers to adhere to Hazard Analysis and Critical Control Point (HACCP) principles. Our suppliers are regularly audited by accredited auditing agencies to confirm they hit key industry benchmarks, such as Global Food Safety Initiative (GFSI) approved standards. They are also expected to procure ingredients in a responsible way consistent with our animal welfare standards. We work with our suppliers to ensure all our food ingredients are traceable back to their source and monitor emerging sustainability issues as an active member of the National Restaurant Association Sustainability Executive Study Group.

Better World—Serving Up a Sustainable Future

We aspire to leave a smaller footprint on the planet with more sustainable energy use and smarter restaurant design. At Brinker, our approach to environmental sustainability includes:

a.	Operating our business with an aim to reduce our carbon impact, waste and water use
b.	Maintaining full compliance with all applicable environmental laws
c.	Continually evaluating the impact of our business on the environment
d.	Testing and innovating to find solutions to reduce our impact on the environment
e.	Measuring and reporting our progress

To this end, we have invested in updating our restaurants with more environmentally friendly solutions. We use LED lighting in our restaurants, except restaurants newly-acquired from franchisees. In these acquired restaurants we are in process of replacing existing lighting with LED lighting. Our sustainable restaurant design also uses modernized kitchen equipment, low flow plumbing fixtures, energy efficient window treatments and high efficiency water heaters.

We are also committed to responsible water management, waste management, and sustainable packaging. We have replaced kitchen equipment with more efficient models, saving millions of gallons of water per year, and continually evaluate equipment options that will help responsibly reduce future waste. We aim to recycle where local infrastructure allows it, and use technology and sales data to minimize food waste. Our standard is that one hundred percent of our To-Go packaging is from sustainably sourced raw materials, partially made from recycled materials, and/or is recyclable, reusable or compostable.

Responsible Governance—Acting with Integrity and Managing Risks

Brinker prioritizes having an independent and highly engaged Board of Directors with a wealth of diversity in experience, race and ethnicity, gender and tenure. Our Board protects and enhances shareholder investment by providing experienced, ethical leadership. Board members are regularly trained on their fiduciary duties and are encouraged to participate in other director education opportunities. The Board and its committees oversee different aspects of the company’s culture and environment, policies, and practices regarding diversity, equity and inclusion. They also assess and oversee management of risks to Brinker. We maintain an enterprise risk management process in line with The Committee of Sponsoring Organizations framework that identifies risks, potential impacts, likelihoods and mitigating factors. Each committee has many other responsibilities as outlined in their charters and our corporate governance guidelines. The Board reviews these charters and our corporate governance guidelines annually to make sure that the Board and its committees follow best practices for governance.

Our COVID-19 Response

Throughout the pandemic, Brinker moved swiftly to respond to the unprecedented challenges faced by our Team Members, our Guests, and our communities due to the COVID-19 pandemic. In early March 2020, we formed a COVID-19 response team, overseen by our Board, which was responsible for ensuring our ability to effectively conduct our business and maintaining the health, safety and morale of our Team Members and Guests.

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To ensure the health and wellbeing of our Team Members and our Guests in the face of the global pandemic, we instituted the following protective measures since the start of the pandemic:

•	Developed an infectious disease prevention and response plan
•	Partnered with third party clinical health vendors to help assess situations, such as return-to-work releases for positive cases
•	Implemented a disinfecting protocol and checklist, with enhanced and frequent cleaning and disinfecting procedures for high-touch areas
•	Provided face coverings to all Team Members who were required to wear them at all times prior to vaccination unless taking a break
•	Displayed posters at entrances that reminded Guests to wear their face coverings while in the building as mandated by government
•	Required all Team Members to complete daily health screens, responding to COVID-related questions at clock-in
•	Provided COVID-specific training to all Team Members
•	Established a social-distancing policy for front of house, kitchens and our off-premise services
•	Rearranged dining room tables and installed plexiglass dividers between booths at hundreds of restaurants
•	Encouraged our Guests to pay online and implemented contactless payment options where possible
•	Educated our Team Members on the benefits of vaccinations and paid hourly Team Members $60 (the equivalent of four hours paid time off at $15 per hour) when they provided proof of vaccination
•	Provided free mental health services to Team Members enrolled in benefits and their families

We brought hourly Team Members back to work in our restaurants as soon as possible, while keeping our management teams employed throughout the pandemic. On average, in fiscal 2021 we paid restaurant management teams salary and bonuses above both fiscal 2020 and the pre-pandemic fiscal 2019 level to recognize their extraordinary efforts and value to Brinker during a difficult year – even though the Company had lower financial performance while dining rooms were closed or restricted.

Directors’ Compensation

The Governance and Nominating Committee annually reviews and periodically benchmarks the Board’s compensation to assure that non-employee directors are being fairly and reasonably compensated in relation to the restaurant industry and to comparable U.S. companies. The public companies in the proxy peer group used for the Board are also used for our named executive officers (“NEOs”) (identified in more detail in the Benchmarking section of the Compensation Discussion and Analysis of this Proxy Statement).

The non-employee directors receive the following compensation during a calendar year in addition to reimbursement for costs incurred in attending meetings of the Board:

	Annual Retainer	Annual Restricted Stock Units

Chairman of the Board (non-employee)	$265,000(1)	$110,000

Other Non-employee Directors	$75,000(2)	$110,000

(1)	The Chairman of the Board elected to have the entire annual retainer paid in restricted stock units (“RSUs”).
(2)	Paid or granted in a combination of cash or RSUs in quarterly installments, as elected by each director.

Each director, other than the Chairman of the Board, has a choice between cash and RSUs for the annual retainer, thus allowing each director to receive compensation in a manner that best fits individual needs. The Chairman of the Board is required to take at least 50% of his annual retainer in RSUs. Providing a combination of equity and cash provides incentive for our directors to focus on long-term performance and shareholder value while still recognizing their energy and effort throughout the year.

Equity grants are made in February, May, August, and November following the Company’s quarterly earnings releases.

Board Committee Retainers

Board members receive the following supplementary annual retainers, paid in quarterly installments, to compensate them for fulfilling additional responsibilities on one or more committees:

Annual Retainer

Audit Committee Member	$20,000

Compensation Committee Member	$12,500

Governance and Nominating Committee Member	$10,000

Additionally, the Committee Chairs receive the following additional supplementary annual retainers, paid in quarterly installments, to compensate them for the additional Chair responsibilities:

Annual Retainer

Audit Committee Chair	$15,000

Compensation Committee Chair	$12,000

Governance and Nominating Committee Chair	$10,000

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Directors are expected to attend Board meetings and their respective committee meetings. No additional compensation was paid for attendance at these meetings.

Restricted Stock Unit Distribution Timing

Each of the directors elected, prior to the grants, one of five distribution timing options for their RSUs: (i) one year after date of grant (ii) four years after date of grant, (iii) upon the director’s departure from the Board, (iv) one year following the director’s departure from the Board, or (v) two years following the director’s departure from the Board. Directors also have the ability to defer settlement of RSUs that would otherwise be distributed for additional five-year period(s), provided they elect to defer receipt of those units at least 12 months before the previously-scheduled distribution date. For fiscal 2021, directors received RSUs for all of their equity compensation with variable distribution dates ranging from one year after grant to upon the director’s departure from the Board.

Stock Ownership Guidelines

We have stock ownership guidelines for our Board to align director interests with shareholders. Guidelines are reviewed annually by the Board, including a comparison of market prevalence and guideline designs. The guidelines require directors to maintain stock ownership in a value equal to five times their annual retainer. The guidelines for our directors define stock ownership to include the value of any shares currently owned and the value of unvested restricted stock or RSUs. Directors have four years from the time they join the Board to accumulate the necessary shares. Currently, all directors are in compliance with the guidelines or are within the initial four-year time period to meet the guidelines.

Fiscal 2021 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Frances L. Allen(4)	90,000	109,943	199,943
Cynthia L. Davis(4)	97,500	109,943	207,443
Joseph M. DePinto(4)	132,500	242,371	374,871
Harriet Edelman(4)	111,250	109,943	221,193
William T. Giles(4)	122,500	109,943	232,443
James C. Katzman(4)	105,000	109,943	214,943
Alexandre G. Macedo(4)	91,250	109,943	201,193
George R. Mrkonic(4)(5)	109,500	109,943	219,443
Prashant N. Ranade(4)	107,500	109,943	217,443

(1)

Mr. Roberts is omitted from the Director Compensation Table because he does not receive additional compensation for serving on our Board. His compensation is reflected in the Summary Compensation Table of this Proxy Statement.

(2)

Reflects the aggregate dollar amount of all fees earned or paid in fiscal 2021 for which the director could have elected cash payment (whether or not the director actually elected to be paid in cash or in the form of equity) for service as a director, including annual retainer, committee retainers and committee chair retainers. Mr. DePinto, as Chairman of the Board, had the option to receive up to $132,500 of his calendar year annual retainer in cash or RSUs, while the other directors had the option to receive any portion of their $75,000 calendar year annual retainer in cash or RSUs.

(3)

Reflects the grant date fair value of the annual RSU awards granted to each director in fiscal 2021 and the portion of the Chairman of the Board’s annual retainer required to be paid in RSUs, as follows:

•

Each director was granted an aggregate of 2,133 RSUs, representing two quarterly installments of the $110,000 annual grant for each of calendar year 2020 and 2021, for four quarterly installments in total.

•

Mr. DePinto, as Chairman of the Board, was also granted 2,569 RSUs, representing two quarterly installments of the $132,500 portion of his annual retainer for each of calendar year 2020 and 2021, for four quarterly installments in total, required to be taken in RSUs.

•

The grant date fair value of the RSUs granted to the directors is determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). For RSUs, dividends are accumulated and paid upon distribution.

(4)	None of our non-employee directors held any outstanding stock options or unvested equity awards at fiscal year-end given that all of our RSUs are non-forfeitable when granted.
(5)	Mr. Mrkonic is retiring from the Board at the end of his current term.

Board Assessments

Our Board conducts an annual evaluation of itself and its committees to determine the Board’s effectiveness and to identify ways in which to enhance effectiveness. Additionally, the Board conducts periodic peer evaluations of each of its members, facilitated by an independent consultant. The Board utilizes the feedback and results from these evaluations to determine the need for board refreshment, and the Governance and Nominating Committee utilizes the evaluation process as part of its determination of nominees recommended for election by shareholders at our Annual Meeting.

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Internal Process of Identifying Candidates

The Governance and Nominating Committee uses a variety of means for identifying potential nominees for director, including the use of outside search firms and recommendations from current members of the Board of Directors and shareholders. In determining whether to nominate a candidate, the Governance and Nominating Committee considers the current composition, capabilities and attributes of serving directors, as well as additional capabilities and attributes considered necessary or desirable in light of existing and future Company needs. One or more of the members of the Governance and Nominating Committee interviews, and may have an outside search firm interview, a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities and responsibilities for membership on the Board of Directors. Prospective candidates may also be interviewed by other directors who are not members of the Governance and Nominating Committee. Reports from those interviews or from Governance and Nominating Committee members with personal knowledge and experience with the candidate, resumes, information provided by other contacts, and other information deemed relevant by the Governance and Nominating Committee are then considered in determining whether a candidate shall be nominated. The Governance and Nominating Committee also exercises its independent business judgment and discretion in evaluating the suitability of a candidate for nomination.

Nominations by Shareholders

As a shareholder, you may recommend one or more candidates to be considered by the Governance and Nominating Committee as a nominee or nominees for election as director of the Company at an annual meeting of shareholders. To do so, you must comply with the notice, information, and consent provisions contained in the Company’s Bylaws (current copies of the Company’s Bylaws are available at no charge from the Secretary of the Company and may also be found in our public filings with the SEC). In order for the candidate recommendation to be timely for the Company’s 2022 annual meeting of shareholders, your notice to the Secretary of the Company must be delivered or mailed to and received at our principal executive office no later than June 9, 2022. Any such recommendations received by the Secretary will be presented to the Governance and Nominating Committee for consideration. Suitable candidates (whether identified internally or by a shareholder), after evaluation based upon the criteria and process described in “Internal Process of Identifying Candidates” above, are then recommended by the Governance and Nominating Committee and, if approved by the Board of Directors, will be included in our recommended slate of director nominees in our Proxy Statement.

Code of Conduct

Our Brinker International Code of Conduct—Making People Feel Special applies to all our team members. We also have a Code of Conduct for the Board of Directors. Both of these codes are reviewed by the Governance and Nominating Committee regularly and revised as appropriate. You may obtain a copy of either Code free of charge in the Corporate Governance section of our website (http://investors.brinker.com/corporate-governance/highlights) or by written request directed to us at 3000 Olympus Blvd., Dallas, Texas 75019, Attention: General Counsel.

Communications with the Board of Directors

If you or any other interested party wishes to communicate with the Board of Directors as a group or with an individual director, you or the interested party may direct such communications to the intended recipient in care of the General Counsel, 3000 Olympus Blvd., Dallas, Texas 75019. The communication must be clearly addressed to the specific group or director. Your Board of Directors has instructed the General Counsel to review and forward any such correspondence to the appropriate person or persons for response.

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INFORMATION ABOUT OUR

EXECUTIVE OFFICERS

Wade R. Allen
Brinker Team Member since: 2014 Age: 44 Restaurant Industry Experience: 7 yrs.

Mr. Allen is Senior Vice President of Innovation, having been appointed to this position in June 2020. Mr. Allen previously served as Senior Vice President and Chief Digital Officer from January 2018 to June 2020 and Vice President of Digital Guest Experience and Analytics from February 2014 to January 2018. Prior to joining Brinker, Mr. Allen served as President of CouponFactory, a wholly-owned subsidiary of Rockfish Interactive, a digital advertising and marketing agency, while also serving as Vice President of Retail for Rockfish Interactive from November 2010 to February 2014.

Richard A. Badgley
Brinker Team Member since: 2016 Age: 53 Restaurant Industry Experience: 20 yrs.

Mr. Badgley is Executive Vice President and Chief People and Administrative Officer, having been appointed to this position in July 2019, after previously serving as Senior Vice President and Chief Administrative Officer since December 2018 and Senior Vice President and Chief People Officer from July 2016 to December 2018. Mr. Badgley was previously with TOMS Shoes, LLC, a designer and manufacturer of shoes and apparel, where he served as Vice President of Retail and Talent Management from July 2013 to July 2016. Mr. Badgley also served as Vice President of Learning and Development and Vice President of Global Staffing for Starbucks Corporation from April 2011 to June 2013 and Vice President of Selection and Staffing for Wyndham Worldwide from 2006 to 2011.

Douglas N. Comings
Brinker Team Member since: 1994 Age: 48 Restaurant Industry Experience: 27 yrs.

Mr. Comings is Senior Vice President and Co-Chief Operating Officer for Chili’s Grill & Bar, having been appointed to this position in June 2020, after previously serving as Senior Vice President and Chief Operating Officer for Chili’s Grill & Bar from July 2016 to June 2020, Regional Vice President—Central Region and Franchise for Chili’s Grill & Bar from January 2016 to July 2016, Vice President of Domestic Franchise Operations for Chili’s Grill & Bar from June 2013 to June 2016, and Regional Director for Chili’s Grill & Bar from December 2010 to June 2013. Mr. Comings also served in various other roles for Chili’s Grill & Bar from October 1994 to December 2010.

Daniel S. Fuller
Brinker Team Member since: 2014 Age: 39 Restaurant Industry Experience: 7 yrs.

Mr. Fuller is Senior Vice President, General Counsel and Secretary, having been appointed to this position in June 2020, after previously serving as Vice President, General Counsel and Secretary from April 2018 to June 2020. Mr. Fuller served as Corporate Counsel and then Senior Corporate Counsel from July 2014 to April 2018, following his career in private practice. Mr. Fuller has also served as a member of the Board of Directors for the Restaurant Law Center since May 2018.

Charles A. Lousignont
Brinker Team Member since: 2014 Age: 62 Restaurant Industry Experience: 44 yrs.

Mr. Lousignont is Senior Vice President and Chief Supply Chain Officer, having been appointed to this position in December 2018, after previously serving as Senior Vice President of Supply Chain Management from November 2014 to December 2018. Mr. Lousignont previously served as Chief Procurement Officer for P.F. Chang’s China Bistro from March 2013 to October 2014 and as Vice President of Supply Chain Management for Aramark from August 2009 to February 2013. Mr. Lousignont also held various positions with Centralized Supply Chain Services, LLC, Fazoli’s Restaurant Management, LLC, and Long John Silvers from 1991 to 2009. Mr. Lousignont has been Chairman Emeritus for the National Restaurant Association Supply Chain Expert Exchange since 2018 after serving as a Director from 2012 to 2018.

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Pankaj K. Patra
Brinker Team Member since: 2012 Age: 44 Restaurant Industry Experience: 13 Yrs.

Mr. Patra is Senior Vice President and Chief Information Officer, having been appointed to this position in June 2020, after previously serving as Vice President of Information Technology from August 2017 to June 2020, Senior Director of Enterprise Systems from January 2017 to August 2017 and Director Enterprise Data Architecture and Analytics from September 2012 to December 2016. Mr. Patra served as a Senior Manager of Enterprise Development for OTB Acquisition, LLC from November 2010 to September 2012.

Steven D. Provost
Brinker Team Member since: 2009 Age: 61 Restaurant Industry Experience: 30 Yrs.

Mr. Provost is Executive Vice President and President of Maggiano’s Little Italy, having been appointed to this position in June 2020, after previously serving as Executive Vice President and Chief Concept Officer for Chili’s Grill & Bar from December 2018 to June 2020, and Executive Vice President and Chief Marketing and Innovation Officer from March 2017 to December 2018. Mr. Provost also previously served as Senior Vice President and President of Maggiano’s Little Italy from November 2009 to March 2017, and Senior Vice President of Marketing and Brand Strategy for Maggiano’s from April 2009 to November 2009. Mr. Provost served as Chief Marketing Officer and Executive Vice President of Quizno’s Master, LLC from 2007 to 2009. Mr. Provost also served in various roles with Yum! Brands, Inc. from 1991 to 2007, including Head Coach, Southeast Region for the KFC brand, Chief Marketing and Innovation Officer for the Long John Silver’s and A&W brands, and Senior Vice President of Franchise and Vice President of Marketing for Kentucky Fried Chicken.

Joseph G. Taylor
Brinker Team Member since: 1999 Age: 62 Restaurant Industry Experience: 22 yrs.

Mr. Taylor is Executive Vice President and Chief Financial Officer, having been appointed to this position in June 2019, after having previously served as Senior Vice President and Chief Financial Officer since August 2017. Mr. Taylor also served as Interim Chief Financial Officer, Treasurer and Vice President of Investor Relations from April 2017 to August 2017, Treasurer and Vice President of Investor Relations from June 2016 to April 2017, and in various other roles from December 1999 to June 2016, including oversight for treasury, government relations and corporate communications. Previously, Mr. Taylor spent 18 years in the banking industry in several client-related and corporate finance positions. Mr. Taylor is an emeriti member of the Boards of the National Restaurant Association and the National Restaurant Association Educational Foundation.

Aaron M. White
Brinker Team Member since: 1996 Age: 45 Restaurant Industry Experience: 25 yrs.

Mrs. White is Senior Vice President and Co-Chief Operating Officer for Chili’s Grill & Bar, having been appointed to this position in June 2020, after having previously served as Vice President of Integration from June 2019 to June 2020. She also served as Vice President of Operation Services from April 2018 to June 2019, Senior Director of PeopleWorks from December 2017 to April 2018 and Director of PeopleWorks from June 2015 to December 2017. Mrs. White also served in various other roles from August 1996 to June 2015, including PeopleWorks Partner for Domestic Franchise, Learning Manager, Area Director, General Manager and Manager.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the objectives and underlying principles of our executive compensation programs, how the programs are designed to align with shareholder interests and how compensation of our NEOs in fiscal 2021 aligned with performance.

Executive Summary

In fiscal 2021 Brinker’s multi-year strategies and investments produced a transformational business change that significantly grew parts of our business and strengthened our business model for the long-term. Despite the COVID-19 pandemic causing the most difficult operating circumstances the Company has faced, the Company finished the fiscal year with its corporate purpose and strategies reinforced, its balance sheet strengthened and its business model more profitable.

The Company began its fiscal year with seating capacity either fully or partially restricted in most of its dining rooms in order to socially distance and comply with government mandates. In the prior fiscal year, the Company had already made the safety of its team members and guests a priority with enhanced safety operations. The Company had already paid more than $15 million to hourly team members unable to work when dining rooms were closed at the start of the pandemic. The Company had already taken critical steps to reduce spending and to raise capital, including completion of an approximate $139 million share issuance in May 2020 to ensure the Company would have sufficient liquidity for the unknown duration of the pandemic. The Company had already and continued to provide benefit coverage for furloughed hourly team members at the same discounted premium they had pre-pandemic. With these critical actions implemented for the Company’s team members, guests and financial stability, over the course of fiscal 2021 the Company moved forward with its pre-pandemic strategies of providing convenience, value and a great guest experience by improving our takeout systems, making additional investments in technology and using our digital expertise to reach more guests through different channels. The Company also continued to prioritize the health and safety of team members and guests and rewarded team members at the restaurant management and hourly level through broad-based cash bonuses for the important service they provided through the pandemic.

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Fiscal 2021 Performance Highlights

“We believe this is our opportunity to prove that the casual dining industry is not overbuilt, it’s just underutilized.” — Wyman Roberts, CEO and president

In a year of social distancing, our teams came together safely to lead the industry on traffic and regain positive sales momentum. In a year of closures and shutdowns, we carried out the opening of It’s Just Wings, our first virtual brand available online but made and delivered from more than 1,050 Chili’s and Maggiano’s restaurants. In a year that started with unemployment near record highs, we kept our restaurant management teams employed and brought back furloughed hourly team members as soon as possible. In a year where many had to borrow more to survive the pandemic, we paid down our debt to some of the lowest levels of leverage we have had in recent history. In a year when we worried we would not be able to support our charitable partners at typical levels, our teams set a record by raising more than $10 million for St. Jude Children’s Research Hospital®. Our business is no longer just a casual-dining sit-down restaurant business model. With our focus on and investments in convenience, value and technology, as well as our launch of virtual brands, many more guests learned through the pandemic that our brands can be just as convenient for take-out or delivery as quick service or fast casual restaurants. In the fourth quarter of fiscal 2021 when most dining rooms were no longer subject to government mandated capacity restrictions, we significantly grew sales at Chili’s restaurants compared to pre-pandemic levels, with more than 36% of sales being off-premise sales. Our results from this fiscal year, and the fourth quarter in particular, show that our business model now appeals to more guests for more occasions than before the pandemic, and we believe we can emerge from the pandemic growing at a more profitable and faster pace than heading into the pandemic.

[1]	Fourth quarter of fiscal 2021 inclusive of virtual brand sales from Chili’s restaurants compared to Q4 of fiscal 2019.
[2]	Measured using industry data from Knapp Track for a year-over-year comparison for Q1-Q3, and using a two-year comparison for Q4 (excluding our 53rd week) in order to achieve a pre-pandemic comparison.
[3]	End of fiscal 2021 compared to the end of the Q2 of fiscal 2020, the last quarter completed prior to the pandemic.

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Named Executive Officers

The Company’s named executive officers (“NEOs”) for fiscal 2021 are as follows:

Name	Current Title
Wyman T. Roberts	Chief Executive Officer and President of Brinker, President of Chili’s Grill & Bar (“CEO”)
Joseph G. Taylor	Executive Vice President and Chief Financial Officer (“CFO”)
Steven D. Provost	Executive Vice President and President of Maggiano’s Little Italy (“President of Maggiano’s”)
Richard A. Badgley	Executive Vice President and Chief People and Administrative Officer (“CAO”)
Douglas N. Comings	Senior Vice President and Co-Chief Operating Officer of Chili’s Grill & Bar (“Co-COO of Chili’s”)

All NEOs were compensated under the same compensation plans in fiscal 2021, except that Mr. Provost’s target under the long term performance share plan was different and specific to Maggiano’s, as discussed below.

Compensation Philosophy and Strategy

The Compensation Committee (or the “Committee” in the Executive Compensation section of this Proxy Statement) believes that the Company’s ability to succeed depends in large measure on our ability to attract and retain well-qualified executives who share the Company’s values and are able to create and execute successful long-term strategies that increase shareholder value. Our compensation strategy includes compensation plans and policies that motivate and incentivize executives to increase long-term shareholder value by growing sales and increasing profits through engaged team members who provide great service and food that brings back guests again and again. Paying for performance is a long-standing, underlying principle of our compensation programs. Our compensation strategy also incorporates the following principles and practices:

•	Use variable compensation plans to make up the majority of potential total compensation, placing significant amounts of compensation “at risk;”
•	Establish incentive plan payout levels that provide an opportunity for participants to earn compensation above median levels when performance goals are exceeded and our stock price increases;
•	Allow actual compensation to be significantly reduced when our financial performance is below expectations or our stock price decreases;
•	Utilize both cash and equity elements with varying time horizons and performance metrics to motivate and reward sustained performance that is aligned with shareholder interests; and
•	Link our officers’ interests with the sustained performance of the Company and our shareholders’ interests by having executives satisfy stock ownership guidelines.

Summary of Fiscal 2021 Compensation Actions

As we began fiscal 2021, we were operating under state and local mandated restrictions on our restaurant dining rooms, including limits on seating capacity, table spacing requirements and, in some cases, total closure of our dining rooms and bars. New annual and long term performance targets were difficult to set due to the unpredictable nature of the pandemic, including uncertainty regarding when vaccines would become available, when dining rooms would be fully open and if there would be additional waves of the pandemic. The Committee determined that this uncertainty created significant risk in setting long term targets because the targets could easily become unachievable and create a retention risk for the Company’s executives if the impact of the pandemic was extended, or the targets could become too easy to achieve and result in excessive compensation if the impact of the pandemic ended sooner than expected. The Committee designed our fiscal 2021 compensation plans to be both affordable for the Company in light of the financial impact of the pandemic and to retain and motivate talented executives to return the Company to a set profitability level as soon as possible. The following are some of the highlights of our fiscal 2021 executive compensation programs:

•	Our NEOs did not receive any increase to their target base salaries compared to their target base salaries for fiscal 2020
•

Because our NEOs took temporary salary reductions in fiscal 2020 in response to COVID-19, actual salary amounts received by our NEOs in fiscal 2021 were higher than actual salary amounts received in fiscal 2020

•

The Committee designed our short term incentive plan with four quarterly measurement periods, with performance targets set on a quarterly basis while taking into account the then-current operating conditions resulting from the impact of the pandemic

•

Compared to fiscal 2020, the Committee reduced potential payout opportunities in three of the four quarters of fiscal 2021, with the bonus opportunity being reduced in quarters where lower financial performance was targeted due to the expected impact of the pandemic

•

The Company both significantly outperformed the casual dining industry and quarterly targets set by the Committee, resulting in a payout of 128.44% of the normalized (i.e., pre-reduction) short term incentive target for the full year

•	The Committee focused on retaining leadership by shifting the long term equity awards for fiscal 2021 to a weighting of 80% RSUs and 20% performance shares
•

The Committee designed the performance share plan with a focus on motivating executives to return the Company as soon as possible to an adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) target

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Summary of Fiscal 2022 Compensation Plan Changes

Since the end of fiscal 2021, the Committee has approved changes to the Company’s compensation plans for fiscal 2022, the current fiscal year in progress. The Company and the United States economy had significantly recovered by the end of fiscal 2021, but some uncertainty remained surrounding COVID-19 variants and various aspects of our business. The Committee made the following changes regarding fiscal 2022 NEO compensation:

•

Following no increases in fiscal 2021, the Committee granted 2.5% base salary increases to all NEOs, with the exception of a 20% increase for the CFO to bring his salary level closer to the median of CFO salaries among our benchmarking peer group and to reward his high performance

•

The Committee designed our short term incentive plan with two semi-annual measurement periods, with performance targets to be set on a semi-annual basis while taking into account the then-current operating conditions resulting from the continued impact of the pandemic

•	The Committee returned to a higher level of performance based long-term incentive compensation for NEOs, with long term equity awards for fiscal 2022 weighted in 60% performance shares and 40% RSUs
•	The Committee designed the performance share plan to payout based on the Company’s achievement of significant growth in Adjusted EBTIDA over a three year performance period

The Compensation Committee and How Compensation Decisions are Made

Structure and Responsibilities of the Compensation Committee

The Committee is comprised entirely of independent directors. The Board has also determined that each Committee member qualifies as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act. The Committee is responsible for aligning our compensation programs with our compensation philosophy of creating long-term shareholder value and rewarding performance. Specifically, the Committee designs compensation plans and reviews and approves any compensation decisions regarding our CEO and other Executive Officers identified in this Proxy Statement (the “Executive Officers”). Further information about the duties of the Committee can be found in the Compensation Committee Charter, which is located on our website at http://investors.brinker.com/corporate-governance/highlights. To ensure the Committee is able to effectively carry out its responsibilities, it takes the following actions:

•	Retains an independent consultant (currently Pearl Meyer & Partners) (“Pearl Meyer”) to advise on executive compensation;
•

Benchmarks data, with the assistance of Meridian Compensation Partners, LLC (“Meridian”), to determine competitive compensation levels based on a peer group that represents restaurant companies with whom we compete for talent;

•	Recommends to the Board for approval and ratification the design and performance metrics used in our incentive plans;
•	Submits recommendations on CEO and Executive Officer compensation to the Board for approval and ratification;
•	Holds executive sessions (without our management present) at Committee meetings; and
•	Provides recommendations on compensation-related proposals to be considered at the Company’s annual meeting to the Board for approval.

Roles of the Compensation Committee, Consultants and Management

The Committee is responsible for evaluating the performance of the CEO and Executive Officers and recommending to the Board compensation plans and levels for the CEO and Executive Officers. The Committee utilizes Pearl Meyer, independent benchmarking information from Meridian and input from the CEO on the individual performance of other Executive Officers. The CEO does not provide input on his own compensation. The Committee considers these data sources and applies its own independent judgment in establishing a total compensation program comprised of base salary, short-term incentives targeted as a percentage of base salary and long-term incentives.

The Committee annually reviews the performance of its consultants. Pearl Meyer and Meridian are each retained by and report directly to the Committee. Pearl Meyer assisted the Board in conducting a peer evaluation of individual Board members in the prior fiscal year, but does not have any other consulting engagements with the Company. The Committee regularly asks Pearl Meyer to provide independent advice on current trends in compensation design, including compensation levels, the merits of particular forms of compensation, relative weighting of compensation elements and compensation best practices. Meridian has also assisted the Board in benchmarking compensation for Board members, but does not have any other consulting engagements with the Company. The Committee has affirmatively determined that Pearl Meyer and Meridian are each independent, and their respective engagements do not raise any conflicts of interest as required by the SEC and NYSE.

Benchmarking and Compensation Mix

Meridian provides the Committee with market data regarding base salary, short-term incentive targets, long-term incentive values and total compensation. The benchmarking proxy peer group is carefully selected based on criteria including restaurant and brand product industries, operating structure, location and size. As of the time this peer group was selected, we were just above the median of our proxy peer group in terms of revenue size. Proxy data from our benchmarking peer group was blended with data from Meridian’s database, as well as data from other restaurant companies that participate in the Chain Restaurant Total Rewards Association (CRTRA) Compensation Survey, to provide

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us with benchmark information that we believe accurately reflects the market in which we compete for executive talent. The following table lists the companies used in fiscal 2021 as our benchmarking proxy peer group:

Benchmarking Proxy Peer Group

BJ’s Restaurants, Inc.	Darden Restaurants, Inc.	Red Robin Gourmet Burgers, Inc.

Bloomin’ Brands, Inc.	Denny’s Corporation	Restaurant Brands International, Inc.

The Cheesecake Factory, Inc.	Dine Brands Global, Inc.	Texas Roadhouse, Inc.

Chipotle Mexican Grill, Inc.	Domino’s Pizza, Inc.	The Wendy’s Company

Cracker Barrel Old Country Store, Inc.	McDonalds Corporation	Yum! Brands, Inc.

Meridian’s benchmark information was used to establish ranges for targeted total compensation (base salary + target short-term cash incentives + target long-term equity incentives). We strive to be competitive in the marketplace by trying to provide targeted total compensation near the median of our peer group. This effort includes appropriately balancing all elements of compensation (short-term versus long-term and fixed versus variable) while recognizing our performance, as well as the individual’s performance, criticality and experience, and internal pay equity. There is no fixed percentage which determines the mix between cash and non-cash compensation, but compensation is significantly weighted towards variable compensation (short- and long-term). The table below shows the percentage of fixed versus variable compensation elements for fiscal 2021 targeted total compensation.

Fiscal 2021 Targeted Fixed Versus Variable Compensation Mix

Name	Position	Fixed Compensation as a % of Target Total Compensation	Variable Compensation as a % of Target Total Compensation

Wyman T. Roberts	President and CEO	15%	85%

Joseph G. Taylor	EVP, CFO	29%	71%

Steven D. Provost	EVP, President of Maggiano’s	33%	67%

Richard A. Badgley	EVP, CAO	29%	71%

Douglas N. Comings	SVP, Co-COO of Chili’s	34%	66%

Say-on-Pay Feedback and Shareholder Outreach

At the 2020 annual meeting of shareholders, we submitted our executive compensation programs for an advisory vote to you, our shareholders, and received the support of nearly 96% of the total votes cast on the proposal. During the weeks immediately prior to our 2020 annual meeting, following disclosure of changes to the fiscal 2021 compensation plans in the proxy for fiscal 2020 as well as how the Company’s compensation plans required adjustments for pandemics, we reached out to shareholders owning more than 45% of the Company’s shares to ask for feedback about the Company’s compensation program. Only one shareholder, representing more than 17% of the Company shares, chose to engage with Company representatives, which included the Chair of the Committee. The shareholder provided positive support for the Company’s compensation program. The Committee reviewed the results of the shareholder advisory vote and shareholder outreach and made no changes to our compensation programs as a result because shareholder support for our current programs was strong. As the country began to emerge from the impact of the pandemic, the Committee did independently change the fiscal 2022 compensation program to be more consistent with the Company’s long standing compensation strategy and principles of having a more significant percentage of long-term compensation be performance based, as discussed in the Summary of Fiscal 2022 Compensation Changes section of this CD&A.

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Compensation Principles and Long-Term Performance Results

Highlights of Our Compensation Programs

What We Do:		What We Do Not Do:

✓	Pay for Performance	✗	Gross-Ups for Excise Taxes

✓	Annual Say-on-Pay Vote	✗	Reprice Stock Options

✓	Clawback Policy	✗	Fixed Term Employment Agreements

✓	Short- and Long-Term Incentives/Performance Metrics	✗	Allow Hedging/Pledging of Securities

✓	Independent Compensation Consultant	✗	Defined Benefit Pensions

✓	Stock Ownership Guidelines	✗	Dividend Payment on Unvested Equity Awards

✓	Use “At Risk” Equity	✗	Excessive Perquisites

✓	Double-Trigger Change in Control Provisions	✗	Grant Stock Options with Exercise Prices Below the Closing Stock Price on Date of Grant
✓	Mitigate Inappropriate Risk Taking

✓	Benchmark Against a Relevant Peer Group

✓	Shareholder Outreach

Pay for Performance

The Company’s compensation programs are aligned with our business initiatives and have been designed to pay commensurate with the level of performance generated. This philosophy is most evident in the mix of pay used to compensate our executives.

Our fiscal 2021 compensation packages for our CEO and other NEOs were heavily weighted towards variable compensation. Long term incentives constituted the largest portion of the target total direct compensation opportunity for our CEO. The graphs below show the target pay mix for our CEO and other NEOs based on annual salary levels, annual short term incentive at target and the economic value (at the time of grant) of RSUs and performance RSUs granted during the year.

The Committee has applied our pay for performance compensation philosophy to the design of our compensation plans so that executives are motivated to add value to the ongoing operations of our business through efforts that are within their control. Our compensation plans are generally designed and written so that achievement of financial targets is calculated by excluding certain extraordinary gains or losses and neutralizing the impact of certain extraordinary events. With these plans in place, executives are neither paid windfall compensation nor penalized with unachievable targets when such extraordinary events occur.

For example, our compensation plans require the Committee to neutralize the impact of tax law changes when calculating the achievement level of financial targets. After the Tax Cuts and Jobs Act was passed in fiscal 2018, the Committee calculated the expected benefit to the Company of the reduced tax rate, and then neutralized the benefit under the applicable compensation plans to avoid paying executives windfall compensation from a tax law change. This neutralization of an extraordinary event by the Committee was a calculated determination pursuant to the provisions of the existing plan documents. As another example, in fiscal 2019 the Committee excluded the large profits received from the Company’s sale leaseback transactions when calculating achievement of financial targets under our compensation plans so that achievement levels were not inflated as a result of a one-time, capital structuring event.

In the two examples above, the plan documents avoided windfall compensation to executives. The Company’s fiscal 2019 and fiscal 2020 performance share plans also require the Committee to neutralize the impact of extraordinary, non-recurring events when calculating the Company’s adjusted diluted earnings per share, with the plans specifically referencing pandemics as such an event. This requirement avoids penalizing executives with unachievable targets when extraordinary events occur outside of their control. This requirement has been included in each performance share plan approved by the Committee since August 2017, long before the COVID-19 pandemic began. By

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previously designing and approving compensation plans that take into account extraordinary events in the calculation of achievement levels, the Committee accomplished the strategic intent of our compensation programs for executives to be paid for performance within their control. Indeed, in fiscal 2021 our executive team was appropriately rewarded for managing and transforming the elements of our business within their control to maximize performance against a backdrop of extraordinary macro factors, which included Chili’s achieving positive same restaurant sales in the fourth quarter when compared to pre-pandemic sales.

Performance Results under Prior Long-Term Compensation Plans

Fiscal 2019 Performance Share Plan

Performance shares granted in fiscal 2019 for all NEOs were earned at the end of fiscal 2021 based on the Company’s compound annual growth rate (“CAGR”) in earnings per share (“Adjusted EPS”) as compared to a target CAGR of 10% over the three-year measurement period. When calculating the Adjusted EPS for fiscal 2021, the provisions of the fiscal 2019 performance share plan from the time of original adoption required the Committee, among other things, to: (a) neutralize the impact of unplanned restructurings, and (b) neutralize the impact of extraordinary, non-recurring events, specifically including pandemics. Calculating Adjusted EPS in this way was required under plan documents in the same way adjustments from prior years described in the Pay for Performance section of this CD&A were required to exclude one-time and extraordinary events that otherwise would have benefited management’s achievement level. The Committee did not modify the fiscal 2019 performance share plan or make discretionary payments because of the pandemic. Rather, the Committee calculated the Company’s achieved Adjusted EPS after neutralization for the impact of these extraordinary and unplanned events as required by the plan.

The Committee reviewed financial models, pre-pandemic trends and forecasts, comparisons of the Company’s performance to peers, the Company’s sales and traffic gap to the industry as reported by third party sources, the incrementality of virtual brand sales, financial forecasts for future years based on the Company’s transformed business model and many other data points to determine and neutralize the impact of the pandemic on the Company. The Committee also had the Audit Committee independently review the methodology and financial models for neutralizing the impact of the pandemic on the Company. The most significant data points that influenced the Committee’s determination of the financial impact of the pandemic included: (i) the Company’s positive pre-pandemic sales performance and growth trajectory through 20 of the 36 months of the performance period; (ii) Chili’s significant positive sales gap to the casual dining industry in same restaurant sales and guest traffic during fiscal 2021 as compared to the last pre-pandemic periods, according to Knapp Track; (iii) the $150+ million in Company sales generated through the launch of Its Just Wings with minimal capital investment; and (iv) the 8.5% growth in Chili’s same restaurant sales in the fourth quarter as compared to the same pre-pandemic sales period in fiscal 2019, evidencing significant growth in the business in an environment where pandemic-related government restrictions were mostly lifted. The Committee also performed a sensitivity analysis on the sales impact of the pandemic and evaluated the likelihood of the range of outcomes in Adjusted EPS.

To neutralize unplanned restructurings as required by the plan, the Committee excluded from the calculation of Adjusted EPS shares that were issued in the Company’s stock offering in May 2020 as well as the proceeds received, and used the Company’s pre-pandemic capital structure and plans for calculating Adjusted EPS. The stock offering was not expected when the 2019 performance share plan was approved and was completed pursuant to the Board’s approval after it determined that it was in the best interest of shareholders, as a precaution, to ensure the Company had sufficient capital and liquidity for the unknown duration of the COVID-19 pandemic.

The Committee determined that after neutralizing the effect of the pandemic and the unplanned capital restructuring, as required by the performance share plan, the Company’s Adjusted EPS was $5.73, which was on the lower and conservative end of the financial modeling. This Adjusted EPS equated to a CAGR of 18% and resulted in a payout of 180% of target shares under the performance share plan.

The Committee also considered whether this calculated payout should be reduced given the circumstances caused by the pandemic and ultimately determined not to adjust the calculated payout. The Committee considered how our executives led the Company through the pandemic, including, among other things, the more than $15 million spent to help hourly team members without work, the additional approximate $1 million spent to help team members in quarantine, our executives’ decision to take temporary salary reductions at the start of the pandemic in fiscal 2020, the Company’s retention of restaurant management teams throughout the pandemic, the continued offering of benefits to hourly team members on furlough, the payment of total salary and bonus to restaurant managers at a higher level in fiscal 2021 compared to fiscal 2020 and 2019 on average, the decision of executives to forgo any salary increase in fiscal 2021 and the $3.8 million in retention bonuses paid by the Company to certain hourly team members that worked through the end of fiscal 2021. The Committee also reviewed the cost of the incremental stock expense to the Company for the above target achievement, which equaled $2.1 million combined for all NEOs. The Company’s market capitalization grew by $814 million during the performance period. The Committee determined that it was wholly appropriate and consistent with prior years (i.e., adjustments made that were disadvantageous to management) to follow the requirements of the performance share plan to neutralize the impact of unplanned restructurings and external events (including pandemics).

As the Committee set a new long-term target for the performance share plan beginning in fiscal 2022, the Board used the neutralized financial performance for fiscal 2021 described above as the new base for growth. As a result, in order to achieve the target payout under the new fiscal 2022 performance share plan, executives will have to significantly grow the Company beyond the outstanding results achieved in fiscal 2021.

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Performance-Based Options

In fiscal 2018, the Committee awarded Mr. Roberts and Mr. Provost performance-based options pursuant to the terms of the Company’s Executive Special Equity Award program (the “Performance-Based Options”), with Mr. Roberts being awarded additional Performance-Based Options in fiscal 2019 on the same terms. The Performance-Based Options were designed to retain these executives and motivate them to lead the Company through a transformative period with multi-year strategies that produced significant growth for the Company and long-term shareholder value.

Subject to continued employment through the applicable vesting date, one-half of the Performance-Based Options were designed to vest at the end of fiscal 2021 if the Company achieved EPS (as defined in the Performance-Based Options plan document) equal to or greater than the target for fiscal 2021 (the “2021 Performance Condition”). The original 2021 Performance Condition was a target of $4.40 in EPS. Subsequently, as disclosed in prior Company Proxy Statements, the Committee adjusted the 2021 Performance Condition to neutralize the impact of a decreased corporate tax rate implemented by the Tax Cuts and Jobs Act. This adjustment was made pursuant to the Performance-Based Options plan document and resulted in a new, higher 2021 Performance Condition of $4.86 in EPS.

The Company was on track to achieve the 2021 Performance Condition prior to the pandemic. As discussed in the Pay for Performance section of this CD&A, the Committee’s compensation philosophy is to motivate executives to add value to the ongoing operations of our business through efforts that are within their control and to avoid both windfall compensation and unachievable targets that result from extraordinary events outside of executives’ control. When calculating EPS, the Performance-Based Options award document requires certain adjustments and also allows the Committee to include or exclude extraordinary gains or losses or other items as the Committee determines to be appropriate. In June 2020, the Committee determined that making an adjustment for the impact of the pandemic would be appropriate because it was consistent with the Committee’s compensation philosophy, consistent with requirements under other compensation plans and also in the best interest of shareholders. This determination was previously disclosed to shareholders in the Company’s 2020 Proxy Statement.

The Committee communicated to Mr. Roberts and Mr. Provost in June 2020 that it intended to make appropriate adjustments to neutralize the impact of the pandemic such that the targets were both as challenging and as achievable as they were before the pandemic occurred. The Company’s stock price at the end of fiscal 2020 and about the time of this decision and communication was $23.53, which was significantly below the exercise prices of $31.22 and $43.83 of the Performance-Based Options. The participating NEOs not only had to lead the Company to perform exceptionally well for the Performance Based Options to vest, but had to drive the Company’s share price significantly higher to realize any value from the Performance-Based Options.

As summarized in the Executive Summary of this CD&A, the Company achieved significant growth in parts of its business not restricted by the pandemic in fiscal 2021, and also achieved significant growth at Chili’s compared to pre-pandemic levels when restrictions were generally lifted. This growth included the transformative launch of the It’s Just Wings virtual brand, and the Chili’s business growing its market share of the casual dining industry. Applying the same methodology discussed in the Fiscal 2019 Performance Share Plan section of this CD&A for calculating adjusted EPS under the 2019 performance share plan, the Committee determined that the appropriate adjustment to EPS in fiscal 2021 to neutralize the impact of the pandemic under the Performance-Based Options award document resulted in EPS of $5.73. Accordingly, the Company achieved the 2021 Performance Condition, and one-half of the options granted to Mr. Roberts and Mr. Provost vested. As measured from the first grant date in fiscal 2018, the Company’s stock price increased by 98% to $61.85 as of the end of fiscal 2021, providing a clear indication that the objectives of the Performance-Based Options in creating long-term shareholder value had been achieved.

The other half of the Performance-Based Options will vest at the end of fiscal 2022 if the Company achieves EPS equal to or greater than the target for fiscal 2022 (the “2022 Performance Condition”). The original 2022 Performance Condition was a target of $5.00. Subsequent to the grant and setting of the original target, the Committee adjusted the 2022 Performance Condition to neutralize the impact of a decreased corporate tax rate implemented by the Tax Cuts and Jobs Act, resulting in a new, higher target EPS of $5.54. The Committee intends to adjust EPS in fiscal 2022 in a manner that maintains the integrity of the challenging nature of the 2022 Performance Condition and mitigates the negative impact of the pandemic. The Committee expects the Company to sustain superior performance in fiscal 2022 in order for the remainder of the Performance-Based Options to vest. The Committee believes its actions and intention to make appropriate adjustments under the Performance-Based Options plan has and will continue to retain our executives and align them with growing shareholder value through successful multi-year strategies.

Fiscal 2021 Executive Compensation and Benefit Components

For the fiscal year ended June 30, 2021, the principal components of compensation and benefits for our NEOs were:

•	Base Salary
•	Short-Term Incentives
•	Long-Term Incentives
•	Benefits and Perquisites

In the sections that follow we detail what each element of compensation is intended to reward and how each component of compensation is determined. It is important to note that, while each individual component is reviewed, all decisions are made in a total compensation context.

Base Salary

Base salaries provide our executives with a level of certainty about their compensation. Annually, we review base salaries during our benchmarking process. An individual’s base salary is dependent on the size and scope of the position, his or her experience and, most

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importantly, his or her performance. Due to the financial impact of the pandemic, our NEOs did not receive a salary increase in fiscal 2021. Our NEO’s previously reduced their salaries for a period of approximately 8 weeks during the fourth quarter of fiscal 2020, so the actual salaries paid in fiscal 2021 were slightly higher than the actual salaries received in fiscal 2020.

Short-Term Incentives

Our short term Bonus Plan is a cash-based annual incentive arrangement in which the NEOs participated, together with all restaurant support center team members. This plan measures both financial performance and achievement of key performance indicators (“KPIs”). Due to the uncertainties caused by the pandemic, the Committee designed the fiscal 2021 Bonus Plan with four quarterly measurement periods, with performance targets set on a quarterly basis several weeks before each quarter began in order to take into account the then-current expectation of the impact of the pandemic on our business. For the first three quarters profit targets were reduced compared to prior years as a result of the pandemic, and the Committee correspondingly reduced each NEO’s quarterly target bonus opportunity and maximum bonus opportunity to 60%, 80% and 60% of pre-pandemic levels, respectively, so that bonus payments were more affordable for the Company and so that payouts above normal target bonus levels would be significantly more difficult to achieve.

•	At target, two-thirds of the short-term incentive award is based on financial performance and one-third of the award is based on KPIs.
•	The financial portion of the Bonus Plan paid out based on adjusted profit before taxes (“Adjusted PBT”) actually achieved compared to target Adjusted PBT.
•	KPIs aligned with our strategic goals to focus on top line revenue and to improve our guest satisfaction as measured by a dine-in and a to-go guest score.

Financial Measure (2/3 Weighting)

As we began fiscal 2021, we were operating under state and local mandated restrictions on our restaurant dining rooms, including limits on seating capacity, table spacing requirements and, in some cases, total closure of our dining rooms and bars. These restrictions continued in some states for much of fiscal 2021 as the country experienced waves of the pandemic. The Committee determined that in order to retain management and motivate them to return the Company to profitability and growth that financial targets should be set on a quarterly basis that took into account the current operating environment and the impact of the pandemic on the casual dining industry. These targets were set several weeks in advance of each quarter and were set in a manner that expected management to outperform the industry, with targets having increased profit levels from quarter to quarter. Consistent with the Committee’s compensation philosophy, the plan document required the achievement level to be determined after adjusting for items such as Other Gains & Charges as calculated under GAAP. No adjustments were made to achievement levels as a result of the pandemic because the impact of the pandemic was planned for in the targets. The quarterly Adjusted PBT targets and actual achievements are set forth in the chart below, together with the resulting payout multiplier for the financial measure component of the Bonus Plan based on the payout scales set by the Committee. Targets in Q2 and Q3 were not set at levels above the prior quarter’s actual performance as a result of the pandemic wave that was expected and occurred in the fall and winter period that coincided with the Company’s Q2 and Q3.

Fiscal Quarter	Target Adjusted PBT (in 000s)	Actual Adjusted PBT (in 000s)	Financial Measure Payout Multiplier

Q1	$(32,923)	$19,262	200.00%

Q2	$7,086	$17,512	200.00%

Q3	$10,949	$47,491	200.00%

Q4	$67,318	$101,753	200.00%

Revenue KPI Measure (1/6 Weighting)

The KPI performance portion of the Bonus Plan was based on two equally weighted KPIs: revenue and guest satisfaction scores. The Company’s strategy includes growing profits by growing revenue. The Committee set challenging revenue targets that increased from quarter to quarter. While the impact of the pandemic did not allow for absolute growth compared to prior years in each fiscal quarter, revenue grew in each quarter with the fourth quarter revenue being the Company’s largest revenue quarter in recent history. The quarterly revenue targets and actual achievements are set forth in the chart below, together with the resulting payout multiplier for the revenue KPI measure component of the Bonus Plan based on the payouts scales set by the Committee.

Fiscal Quarter	Target Revenue (000s)	Actual Revenue (000s)	Revenue KPI Payout Multiplier

Q1	$669,356	$740,174	200.00%

Q2	$765,240	$760,637	87.95%

Q3	$784,719	$828,340	200.00%

Q4	$936,244	$1,008,647	200.00%

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Guest Satisfaction KPI Measure (1/6 Weighting)

The Committee used two Chili’s guest satisfaction scores that collectively accounted for one-sixth of the Bonus Plan payout opportunity. The Committee used guest satisfaction scores because the Company’s strategy for increasing guest traffic in the future includes providing a guest experience that meets the Company’s high expectations for service and food quality. The Committee set targets under the Bonus Plan for a dine-in guest satisfaction score (“Dine-In Guest Score”) and a to-go guest satisfaction score (“To-Go Guest Score”), and achievement was measured using surveys from our Chili’s guests. For each of the Dine-In Guest Score and To-Go Guest Score, a lower score indicates higher guest satisfaction. The Committee focused on the Chili’s guest experience because it has a greater impact on the Company’s future profitability than the guest experience at other Company brands, and Chili’s receives millions of surveys from its guests that provide significant measurement data. The Dine-In Guest Score and To-Go Guest Score targets set at the beginning of the year were maintained for each quarter. These targets became more difficult to achieve throughout the fiscal year as the number of guests ordering from Chili’s significantly increased, and having the ideal number of team members staffed in the restaurant to serve our guests became more challenging. The Company remains committed to improving its guest experience. The quarterly guest satisfaction targets and actual achievements are set forth in the chart below, together with the resulting payout multiplier for the guest satisfaction KPI measure component of the Bonus Plan based on the payouts scales set by the Committee.

Fiscal Quarter		Target Guest Satisfaction Scores	Actual Guest Satisfaction Scores	Guest Satisfaction KPI Payout Multiplier

Q1	Dine-In Guest	4.2	3.9	87.29%
	To-Go Guest	23.0	26.1

Q2	Dine-In Guest	4.2	4.2	67.75%
	To-Go Guest	23.0	26.1

Q3	Dine-In Guest	4.2	4.6	23.39%
	To-Go Guest	23.0	28.4

Q4	Dine-In Guest	4.2	4.7	12.27%
	To-Go Guest	23.0	30.7

Payout

The resulting payout for the NEOs, as well as all team members at the Company’s restaurant support center, was 128.44% of a normalized target based upon the achievements described above, calculated as follows:

Fiscal Quarter	Profits Multiplier	Revenue KPI	Guest Score KPI	Target Bonus Opportunity as a % of Normal Bonus Target	Bonus Achieved as a % of Normal Bonus Target

Q1	200.00%	200.00%	87.29%	60%	108.73%

Q2	200.00%	87.95%	67.75%	80%	127.42%

Q3	200.00%	200.00%	23.39%	60%	102.34%

Q4	200.00%	200.00%	12.27%	100%	168.71%

Total					128.44%[1]

[1]	The average bonus is weighted according to the timing of salary payments made. Q1 and Q3 had six payrolls and Q2 and Q4 had seven payrolls.

The following table details the actual short-term incentive payout for fiscal 2021 versus the normalized annual targets set for the NEOs:

Fiscal 2021 Short-Term Incentive Payout versus Target

Name	Position	Short-Term Incentive Actual Payout for Fiscal 2021	Short-Term Incentive Target Payout for Fiscal 2021

Wyman T. Roberts	President and CEO	$1,541,229	$1,200,000

Joseph G. Taylor	EVP, CFO	$449,525	$350,000

Steven D. Provost	EVP, President of Maggiano’s	$429,119	$334,112

Richard A. Badgley	EVP, CAO	$333,933	$260,000

Douglas N. Comings	SVP, Co-COO of Chili’s	$211,954	$165,028

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Long-Term Incentives

The Committee granted each of the NEOs a mix of RSUs and performance shares in fiscal 2021. We believe compensation programs that reward executives for performance with equity in the Company further aligns the interests of executives and shareholders and motivates executives to create long-term shareholder value. Target long-term incentive values were determined by the Committee after analyzing benchmark data, performance, program cost and total compensation targets. Due to the difficulty of setting long term targets during the pandemic in an industry so highly impacted, the Committee decided to grant a larger portion of the fiscal 2021 long-term incentive value in time-based RSUs. This approach avoided the risk of having too much compensation based on long term targets that could either become unachievable and create a retention risk for the Company’s executives due to the uncertain duration of the pandemic, or become too easy to achieve and result in excessive compensation if the pandemic ended sooner than expected. Prior to the pandemic, the Committee allocated 50% of the target value of long-term incentives as performance shares. In fiscal 2021, as was disclosed in our fiscal 2020 Proxy Statement, the Committee granted 20% of the target value in performance shares and granted the remaining 80% of the value in RSUs. For fiscal 2022, the Committee has already returned to a higher percentage of long-term incentives granted in the form of performance shares, with 60% of the target value allocated as performance shares.

All equity-based awards are generally granted on the last Thursday of each August. The number of units granted each year fluctuates based on our stock price. However, the grant date may be adjusted if the Committee anticipates the release of material nonpublic information.

Performance Shares

We grant performance shares to emphasize our pay for performance philosophy. The Committee targets a certain dollar value for each performance share grant. The number of performance shares granted is then determined based on (A) the targeted value of performance share grant divided by (B) the stock price at the date of grant.

Performance shares granted in fiscal 2021 for all NEOs other than the President of Maggiano’s will be earned based on achievement of the Company’s Adjusted EBITDA (as defined in the plan document) as compared to a target Adjusted EBITDA for the Company during a measurement period ending no later than the end of fiscal 2024. Performance shares granted in fiscal 2021 for Mr. Provost, the President of Maggiano’s, will be earned based on achievement of Maggiano’s Adjusted EBITDA as compared to a target Adjusted EBITDA for the Maggiano’s brand during a measurement period ending no later than the end of fiscal 2024. In order to motivate a more rapid return of targeted profitability levels, the more quickly the Adjusted EBITDA target is achieved, the greater the potential payout under the performance share awards for each of the NEOs. Adjusted EBITDA will be calculated in accordance with the terms of the underlying plan document, which requires the Committee to make adjustments in order to include or exclude the effects of certain items such as acquisitions, restructuring charges and impairment charges and extraordinary events.

The target performance share award (which is granted near the beginning of the measurement period) is adjusted by the payout percentage determined after the end of the performance period, which ranges from 0% to 150% (see chart below). For NEOs (other than the President of Maggiano’s) to earn 100% of a target award, the Company must achieve Adjusted EBITDA of $300 million in fiscal 2023. For the President of Maggiano’s to earn 100% of his target award, the Maggiano’s brand must achieve $40 million in EBITDA in fiscal 2023. For context of the rigor of these targets, in fiscal 2020 the Company had Adjusted EBITDA of approximately $272 million after the significant impact of the COVID-19 pandemic resulted in Adjusted EBITDA of approximately only $5 million in the fourth quarter of fiscal 2020, and Maggiano’s had Adjusted EBITDA of approximately $35 million after the significant impact of the pandemic caused negative Adjusted EBITDA of approximately $6 million in the fourth quarter of fiscal 2020. To determine earned shares, the number of performance shares awarded will be multiplied by the distribution percentage corresponding to the year in which the target Adjusted EBITDA is achieved. The distribution percentage is determined based on how quickly the target Adjusted EBITDA is achieved, as demonstrated in the table below.

Fiscal Year the Target Adjusted EBITDA is Achieved	Payout Percentage

2022	150%

2023	100%

2024	50%

Not Achieved by 2024	0%

Earned performance shares are further subject to continued employment through completion of the three-year performance period (except in the case of qualified retirement, death, disability or certain involuntary terminations) and are distributed shortly thereafter. Earned shares are not subject to further vesting requirements, although they may need to be retained to meet stock ownership guidelines (see discussion below).

Restricted Stock Units

RSUs are intended to align participants to increase our stock price while acting as a retention tool, with shares only vesting with continued employment for three years, subject to acceleration in the event of qualified retirement, death, disability or certain involuntary terminations. Because the proportion of RSUs increased in fiscal 2021, the Committee revised its retirement rules for the fiscal 2021 grant. In prior years,

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an executive that had reached full retirement eligibility received the full award at retirement, but under the revised retirement rules an executive that has reached full retirement eligibility only receives the full award if the participant has made satisfactory contributions to set the Company on a successful trajectory after the executive’s retirement and has satisfactorily transitioned responsibilities to a successor.

Benefits and Perquisites

Health and Welfare Benefits

All of our salaried employees are eligible for health and welfare benefits, including the NEOs. Our salaried employees, including the NEOs, also receive term life, short-term disability and long-term disability insurance. The level of Company-provided coverage for the Executive Officers, including the NEOs, is provided at a higher level than is provided for other employees for some Company-provided benefits. We have provided detailed information in the chart below for the NEOs.

Company-Paid Benefits for the Named Executive Officers

	Life Insurance	AD&D Insurance	Long-Term Disability	Long-Term Care

Benefit	Up to 4× Salary, max. $3.5M benefit	2× Salary up to $1M	60% Wage Replacement up to $30K per month	$201 daily benefit amount

Limited Perquisites

We provide our Executive Officers, including the NEOs, with perquisites that are generally intended to promote their well-being and efficiency. The Committee reviews the perquisites during our annual benchmarking process for reasonableness and consistency with competitive practice. We currently provide our Executive Officers (including the NEOs, with the exception of the CEO) with the following perquisites:

•	Car allowance
•	Financial planning allowance
•	Dining card
•	Annual executive physical
•	Health club reimbursement

The CEO receives only a dining card and an annual executive physical.

We do not own or lease any aircraft for the benefit of management. Providing perquisites separately and not rolling them into base salary ensures those dollars are not included in our calculations for benefits such as life insurance, or other programs that use base salary in their calculation such as the Bonus Plan and our 401(k) Plan.

Savings Plans

Our 401(k) Plan and Deferred Income Plan (“Deferred Plan”) are designed to provide the Company’s team members with competitive tax-deferred long-term retirement savings vehicles. The 401(k) Plan is intended to be a tax-qualified retirement plan and the Deferred Plan is a non-qualified deferred compensation plan.

401(k) Plan

All of our team members who have attained the age of 21 and completed 90 days of service with the Company are eligible to participate in the 401(k) Plan. Matching contributions from the Company were put on hold in during the first half of fiscal 2021 as a result of the pandemic. During the second half of fiscal 2021 the Company matched 100% of each participant’s contribution up to the first 3% of the participant’s base salary and bonus contributed to the plan and matched 50% of each participant’s contribution up to the next 2% of the participant’s base salary and bonus (up to the IRS limits), with all Company contributions vesting immediately.

Deferred Plan

The Deferred Plan is a non-qualified deferred compensation plan for all of our officers, including the NEOs; Mr. Comings is the only NEO who currently maintains a balance and actively contributes to the plan.

Other Executive Compensation Program Elements

Retiree Medical Benefits

Select officers, including the NEOs, are eligible to receive retiree medical insurance from us if they meet our definition of retirement (described below in the section entitled Retirement Definitions and Payouts). This fully insured policy is paid for by both the retiree and the Company. The cost split between the retiree and the Company mimics that of the cost split for our active employees and their medical

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benefits. Currently, that percentage is approximately 70% of the cost paid by the Company and 30% of the cost paid by the participant. Participants are eligible to receive this coverage until age 65.

Career Equity

Career Equity was an RSU program implemented as a retention device since the units granted only vest upon a qualifying retirement. Detailed information concerning our retirement provisions can be found below in the section of this proxy statement titled Retirement Definitions and Payouts. The program was discontinued after fiscal 2016, but some NEOs still have outstanding unvested RSUs under this program.

Stock Ownership Guidelines

We have stock ownership guidelines for our senior vice presidents and above, including the NEOs. Stock ownership aligns the interests of these officers with shareholders and promotes good corporate citizenship. Guidelines are reviewed annually by the Board of Directors, including a comparison of market prevalence and guideline designs.

The guidelines are based on a multiple of base salary which is used to calculate the desired value of holdings by position and are as follows:

Stock Ownership Guidelines

Position	Multiplier
CEO	6X

EVP or Brand President	4X

SVP	3X

The Company’s officers, including the NEOs, subject to the guidelines have five years to accumulate the necessary shares. The five-year period begins on the date the officer is promoted to the applicable position. If, however, such officer was not previously an employee of the Company, then the officer will be provided six years to meet the guideline. Should any officers be below the guidelines after being in the program for five years (or six, as applicable), they may receive half of any short-term incentives in shares until the guidelines are met. Currently, all officers are in compliance with the guidelines or have additional time to meet the guidelines pursuant to the standards described in this paragraph.

Insider Trading Policy

The Company has a written insider trading policy that, among other things, prohibits its directors, officers and all employees from engaging in short-sale transactions of Company securities, pledging Company securities or placing Company securities in margin accounts. Pursuant to the insider trading policy, no director, executive officer, or employee shall engage in any hedging transactions with respect to any of the Company’s securities. Hedging transactions include trading in any derivative security relating to Company securities. In particular, other than pursuant to a Company benefit plan, no director, executive officer, or employee may acquire, write or otherwise enter into an instrument that has a value determined by reference to Company securities, whether or not the instrument is issued by the Company.

Recoupment Provisions

Our fiscal 2021 compensation plan documents contain language stating that if the Board of Directors determines any fraud, negligence or intentional misconduct by an officer was a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Board or Committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. Further, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 36 months following the first public issuance of the non-complying document and (2) any profits realized from the sale of securities of the Company during those 36 months.

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Equity Compensation Plan Information

The following table summarizes, as of June 30, 2021, the options, performance shares, and RSUs outstanding and shares available for issuance to our officers and team members under the Stock Option and Incentive Plan (“1998 Plan”) and to our directors under the 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants (“1999 Plan”):

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)

Plan Category	(#)		($)(1)	(#)
Equity compensation plans approved by security holders	3,157,686	(2)	38.74	2,262,114	(3)

Equity compensation plans not approved by security holders	—		—	—

Total	3,157,686		38.74	2,262,114

(1)	The amounts shown in this column relate only to options exercisable for common shares.
(2)	The amount shown includes 1,205,350 shares issuable in respect of RSUs and performance shares (assuming target achievement of applicable performance metrics).
(3)	The amount shown includes 2,183,059 shares available for issuance under the 1998 Plan and 79,055 shares available for issuance under the 1999 Plan.

Tax Implications

As one of the factors in its review of compensation matters, the Committee considers the anticipated tax treatment to the Company. The deductibility of some types of compensation for the CEO and other NEOs depends upon the timing of the vesting or exercise of previously granted rights. In addition, Section 162(m) of the Internal Revenue Code also generally limits the deductibility of compensation in excess of $1 million paid to our CEO, CFO and our other NEOs. While the Committee considers the tax treatment of compensation granted to the NEOs, it grants and expects to continue to grant non-deductible compensation when appropriate to achieve other Company goals while maintaining its commitment to structuring the Company’s executive compensation programs in a manner designed to align pay with performance.

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REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

GEORGE R. MRKONIC (Chair)

CYNTHIA L. DAVIS

HARRIET EDELMAN

WILLIAM T. GILES

ALEXANDRE G. MACEDO

PRASHANT N. RANADE

Compensation Policies and Practices as They Relate to the Company’s Risk Management

We believe that our compensation policies and practices for all team members, including officers, do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that the Company has appropriate safeguards in place with respect to the compensation programs that assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our officers and team members. These safeguards include: managing pay opportunities to market levels through peer benchmarking; balancing performance focus between near-term objectives and long-term shareholder value creation; issuing equity awards that vest over multi-year time horizons; capping cash incentive plan payments; maintaining stock ownership guidelines for our executive officers; and maintaining no employment agreements. Furthermore, the Committee retains its own independent compensation consultants to provide input on executive pay matters, meets regularly, and approves all performance goals, award vehicles and pay opportunity levels.

In fiscal 2021, the Committee reviewed the concept of risk as it relates to our compensation programs and determined that our programs do not encourage excessive or inappropriate risk. In reaching this conclusion, the Committee noted that long-term incentives are predominately equity-based and tied to shareholder returns, market comparisons are used, ownership guidelines are applied, and the majority of variable pay is tied to Company performance.

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FISCAL 2021 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Wyman T. Roberts	2021	1,038,462		4,349,982	—	1,541,229	—	29,164	6,958,837
President & CEO	2020	923,077		2,849,933	949,992	1,093,800	—	67,148	5,883,950
	2019	1,000,000		2,849,959	4,156,227	1,882,591	—	65,135	9,953,912

Joseph G. Taylor	2021	519,231		899,980	—	449,525	—	22,019	1,890,755
EVP & CFO	2020	473,704		408,745	136,245	318,551	—	45,879	1,383,124
	2019	433,663		337,480	112,492	413,507	—	34,234	1,331,376

Steven D. Provost	2021	533,788		699,931	—	429,119	—	28,555	1,691,393
EVP & President	2020	487,449		408,745	136,245	303,143	—	55,537	1,391,119
Maggiano’s	2019	499,223		408,747	136,245	515,688	—	61,854	1,621,757

Richard A. Badgley	2021	415,385		699,931	—	333,933	—	32,104	1,481,353
EVP & CAO	2020	379,284		262,484	87,499	236,682	—	46,514	1,012,463
	2019	353,314		187,445	62,497	336,892	—	38,204	978,352

Douglas N. Comings	2021	342,749		474,976	—	211,954	591	31,006	1,061,276
SVP & Co-COO
Chili’s

(1)	The amounts shown represent all salary received during the applicable fiscal year. Our salaries are paid on a bi-weekly basis.
(2)

The amounts shown represent the fair market value on the grant date of equity granted to the NEOs in the applicable fiscal year as determined pursuant to ASC Topic 718. For additional information on the assumptions used in valuing our equity awards see Note 12 to our Consolidated Financial Statements filed on Form 10-K for the fiscal year ended June 30, 2021. These amounts do not include any reduction in the value for the possibility of forfeiture. These amounts for Messrs. Roberts, Taylor, Badgley and Comings include grant date fair values for the fiscal 2021 performance shares at target payout based on the probable outcome of the performance condition, determined as of the grant date. The maximum potential value of these performance shares is 150% of target. For fiscal 2021, Mr. Roberts’ target grant date fair value for such performance shares is $869,996 and the maximum value would be $1,304,995, Mr. Taylor’s target grant date fair value is $179,980 and the maximum value would be $269,970, Mr. Badgley’s target grant date fair value is $139,962 and maximum value would be $209,943, and Mr. Comings’ target grant date fair value is $94,987 and maximum value would be $142,481. For Mr. Provost, these amounts include grant date fair value for the fiscal 2021 Maggiano’s performance shares at target payout based on the probable outcome of the performance condition, determined as of the grant date. The maximum potential value of these performance shares is 150% of target. For fiscal 2021, Mr. Provost’s target grant date fair value is $139,962 and the maximum value would be $209,943.

(3)

The amounts shown were earned under the Bonus Plan. Details about the plan can be found in the Compensation Discussion and Analysis under the section titled Short-Term Incentives of this Proxy Statement.

(4)

Reflects the above market interest rate paid in the Deferred Plan to the NEOs. The market rate is the applicable federal rate published under IRS Section 1274, Revenue Ruling 2013-12. The rate for June 2021 was 2.47%. Our Deferred Plan paid 4.75% in calendar 2020 and 3.25% in calendar 2021.

(5)

The amounts shown in this column reflect the value of benefits and perquisites provided to the NEOs during the year. These include: car allowance, dining discount, financial planning, health club reimbursement, annual executive physical, life insurance, executive retiree medical insurance, long-term care insurance, and company matching contributions to the qualified 401(k) Plan, which are listed in the following table:

	All Other Compensation Included in the Summary Compensation Table for Fiscal 2021
Name	Company Matching Contributions to the 401(k) Plan ($)	Car Allowance ($)	Company Provided Life, Retiree Medical, and Long Term Care Insurance Premiums ($)(b)	Other Compensation ($)(c)	Total All Other Compensation ($)
Wyman T. Roberts (a)	11,600	—	16,202	1,362	29,164
Joseph G. Taylor	—	9,969	10,208	1,842	22,019
Steven D. Provost	10,280	9,969	7,335	971	28,555
Richard A. Badgley	6,462	9,969	14,031	1,642	32,104
Douglas N. Comings	6,337	8,723	12,427	3,519	31,006

(a)	Mr. Roberts’ “Other Compensation” includes only amounts for an annual executive physical and dining discount.
(b)	Represents benefit premiums paid to a third party for Company-provided life insurance, executive retiree medical insurance and long-term care insurance.
(c)

Represents other compensation for value of perquisites and benefits paid directly to or on the NEOs’ behalf for financial planning, annual executive physical, health club reimbursement, and dining discount.

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Fiscal 2021 Grants of Plan-Based Awards Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Committee Action Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Wyman T. Roberts
RSUs (2)	8/10/2020	8/27/2020							86,352	3,479,986
Performance Shares (3)	8/10/2020	8/27/2020				10,794	21,588	32,382		869,996
Bonus Plan		N/A	12,000	1,200,000	2,400,000

Joseph G. Taylor
RSUs (2)	8/10/2020	8/27/2020							17,866	720,000
Performance Shares (3)	8/10/2020	8/27/2020				2,233	4,466	6,699		179,980
Bonus Plan		N/A	3,500	350,000	700,000

Steven D. Provost (4)
RSUs (2)	8/10/2020	8/27/2020							13,895	559,969
Performance Shares (3)	8/10/2020	8/27/2020				1,736	3,473	5,209		139,962
Bonus Plan		N/A	3,341	334,112	668,224

Richard A. Badgley
RSUs (2)	8/10/2020	8/27/2020							13,895	559,969
Performance Shares (3)	8/10/2020	8/27/2020				1,736	3,473	5,209		139,962
Bonus Plan		N/A	2,600	260,000	520,000

Douglas N. Comings
RSUs (2)	8/10/2020	8/27/2020							9,429	379,989
Performance Shares (3)	8/10/2020	8/27/2020				1,178	2,357	3,535		94,987
Bonus Plan		N/A	1,650	165,028	330,056

(1)

The amounts shown in column (d) reflect the threshold payment level under the Bonus Plan applicable to the NEO. The threshold award level is 1% of target (e) and the maximum award (f) is 200% of target (e).

(2)	These RSUs were granted to NEOs as part of their annual equity award and cliff vest after three years.
(3)

These performance shares are detailed in the Compensation Discussion and Analysis under the section titled Long-Term Incentives of this Proxy Statement. The amounts in columns (g)–(i) reflect the range of payouts under the plan. The August 10, 2020 dates reflect the dates the target awards were established for the performance shares. The actual awards will not be earned until the end of fiscal 2023, and only then if the performance metrics are achieved.

(4)

The amounts shown represent the fair market value at grant date for financial reporting purposes in fiscal 2021 of stock awards as determined pursuant to ASC Topic 718. For additional information on the assumptions used in valuing our equity awards see Note 12 to our Consolidated Financial Statements filed on Form 10-K for the fiscal year ended June 30, 2021.

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Fiscal 2021 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Wyman T. Roberts	34,772	104,319			38.51	8/29/2027	86,352	(5)	5,340,871	21,588	1,335,218
			381,694	(4)	43.83	8/31/2025	24,668	(5)	1,525,716	49,337	3,051,493
	59,153	59,153			43.35	8/30/2026	21,914	(5)	1,355,381	43,829	2,710,824
			296,653	(4)	31.22	8/31/2025	3,231	(6)	199,837
	152,510	50,837			31.22	8/31/2025	2,642	(6)	163,408
	79,963				49.04	8/28/2022	2,649	(6)	163,841
							5,695	(6)	352,236
							6,565	(6)	406,045
							1,500	(6)	92,775
							2,000	(6)	123,700
							2,000	(6)	123,700
							2,000	(6)	123,700
							1,500	(6)	92,775

Joseph G. Taylor	4,987	14,961			38.51	8/29/2027	17,866	(5)	1,105,012	4,466	276,222
	7,004	7,005			43.35	8/30/2026	3,538	(5)	218,825	7,076	437,651
	7,809	6,729			31.22	8/31/2025	2,595	(5)	160,501	5,190	321,002
	6,093				54.33	8/25/2024	195	(6)	12,061
							216	(6)	13,360
							260	(6)	16,081
							350	(6)	21,648
							400	(6)	24,740
							800	(6)	49,480
							800	(6)	49,480
							800	(6)	49,480
							500	(6)	30,925

Steven D. Provost	4,987	14,961			38.51	8/29/2027	13,895	(5)	859,406	3,473	214,805
	8,483	8,484			43.35	8/30/2026	3,538	(5)	218,825	7,076	437,651
			100,000	(4)	31.22	8/31/2025	3,143	(5)	194,395	6,286	388,789
	24,446	8,149			31.22	8/31/2025	923	(6)	57,088
	28,238				54.33	8/25/2024	1,733	(6)	107,186
	15,192				54.15	8/27/2023	2,085	(6)	128,957
	14,616				49.04	8/28/2022	5,470	(6)	338,320
							1,250	(6)	77,313
							2,000	(6)	123,700
							1,500	(6)	92,775
							1,000	(6)	61,850

Richard A. Badgley		9,609			38.51	8/29/2027	13,895	(5)	859,406	3,473	214,805
		3,892			43.35	8/30/2026	2,272	(5)	140,523	4,544	281,046
	3	3,738			31.22	8/31/2025	1,441	(5)	89,126	2,883	178,314
	1,256				54.33	8/25/2024

Douglas N. Comings	2,287	6,863			38.51	8/29/2027	9,429	(5)	583,184	2,357	145,780
	3,891	3,892			43.35	8/30/2026	1,622	(5)	100,321	3,245	200,703
	11,213	3,738			31.22	8/31/2025	1,441	(5)	89,126	2,883	178,314
	12,953				54.33	8/25/2024	96	(6)	5,938
	1,374				45.76	11/5/2023	195	(6)	12,061
	3,306				54.15	8/27/2023	216	(6)	13,360
	1,181				49.04	8/28/2022	260	(6)	16,081

(1)	Unvested options vest 25% per year for four years on each anniversary of the grant date and have a maximum eight-year term. Each option was granted eight years or less prior to the expiration date.
(2)	RSUs and performance shares are valued on the $61.85 closing price of the Company’s common stock as of the end of our fiscal year, June 30, 2021.
(3)

The grants in this column for Messrs. Roberts, Taylor, Badgley, and Comings reflect target awards under the fiscal 2021 - fiscal 2023, fiscal 2020 - fiscal 2022 and fiscal 2019 - fiscal 2021 Brinker Performance Share Plans, respectively. The grants in this column for Mr. Provost reflect target awards under the fiscal 2021 - fiscal 2023 Maggiano’s Performance Share Plan and fiscal 2020 - fiscal 2022 and fiscal 2019 - fiscal 2021 Brinker Performance Share Plans, respectively. The fiscal 2019 - fiscal

36	Brinker International • 2021 Notice & Proxy	Making People Feel Special

2021 award paid out on August 20, 2021 at 180% of target. Mr. Roberts received 78,892 shares, rather than the 43,829 shares listed, Mr. Taylor received 9,342 shares, rather than the 5,190 shares listed, Mr. Provost received 11,315 shares, rather than the 6,286 shares listed, Mr. Badgley received 5,189 shares, rather than the 2,883 shares listed, and Mr. Comings received 5,189 shares, rather than the 2,883 shares listed.

(4)

These Performance-Based Options are described in the Compensation Discussion and Analysis under the section titled Performance-Based Options of this Proxy Statement. The first one-half of the Performance-Based Options vested on August 20, 2021.

(5)	These RSUs were granted to NEOs as part of their annual equity award and cliff vest after three years.
(6)

These RSUs were granted to NEOs under the Career Equity program as described in the Compensation Discussion and Analysis under the section titled Other Executive Compensation Program Elements of this Proxy Statement and vest upon a qualifying retirement from the Company.

FISCAL 2021 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

Wyman T. Roberts	396,257	5,535,491	81,778	3,238,812

Joseph G. Taylor	20,855	373,026	10,909	432,399

Steven D. Provost	22,256	230,744	13,192	522,806

Richard A. Badgley	30,000	672,542	15,713	670,872

Douglas N. Comings	3,776	63,602	12,410	523,592

(1)	Reflects the difference between the market price of our common stock at the date and time of exercise and the exercise price of the option.
(2)

Reflects the vesting of (i) the RSUs granted in fiscal 2018 (ii) the RSUs granted under the fiscal 2018 - fiscal 2020 Performance Share Plan. For Messrs. Badgley and Comings, also reflects the vesting of RSUs granted under retention awards made in fiscal 2018.

(3)	The value realized is based upon the fair market value of our common stock on the date of vesting multiplied by the number of units which vested.

FISCAL 2021 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions Last Fiscal Year ($)(1)	Registrant Contributions Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year-end ($)

Wyman T. Roberts	—	—	—	—	—

Joseph G. Taylor	—	—	—	—	—

Steven D. Provost	—	—	—	—	—

Richard A. Badgley	—	—	—	—	—

Douglas N. Comings	17,414	—	1,633	—	46,041

(1)

The Deferred Plan is a non-qualified deferred compensation plan for all of our officers, including the NEOs. Deferred Plan participants elect the percentage of their salary and bonus, not to exceed 50%, they wish to defer into their Deferred Plan account. Messrs. Roberts, Taylor, Provost and Badgley do not participate in the Deferred Plan.

(2)

Our Deferred Plan pays a fixed rate of interest on participants’ deferrals which is compounded monthly. The interest rate is based on the prime rate on the first business day each November. The interest rate has a collar preventing it from increasing or decreasing more than one percentage point over the previous year. The rate was 4.75% for calendar 2020, and 3.25% for calendar 2021.

Company Sponsored Pension Plan

The Company does not sponsor a pension plan.

Making People Feel Special	Brinker International • 2021 Notice & Proxy	37

Retirement Definitions and Payouts

For those executives who remain with us for their career, we want to ensure they are able to benefit from their contributions to our long-term success. Therefore, we have defined retirement provisions that allow for post-employment benefits. Early retirement is defined as age plus years of service equals 70, with a minimum age of 55. Normal retirement is defined as age plus years of service equals 70, with a minimum age of 60; or attainment of age 65 (regardless of service). This definition is applied to all of our equity programs (except for retention and other one-time equity grants), our retiree medical program, and our Bonus Plan. Listed below are our general equity programs and their treatment under early and normal retirement scenarios:

	Early Retirement	Normal Retirement
Stock Options	Unvested options accelerated and remain exercisable for the shorter of 12 months or the expiration date	Unvested options accelerated and remain exercisable for the shorter of 36 months or the expiration date

Performance-Based Options	Unvested options are forfeited	Unvested options are forfeited

Performance Shares	Pro-rated and paid at the end of the measurement period based on actual results	The full award is paid at the end of the measurement period based on actual results

Restricted Stock Units	Pro-rated and paid upon retirement	The full award is paid upon retirement

Bonus	Pro-rated and may be paid at end of the fiscal year at the discretion of the Compensation Committee	Pro-rated and may be paid at end of the fiscal year at the discretion of the Compensation Committee

The RSUs granted to NEOs in fiscal 2021 long-term incentives were retentive in nature and will be treated differently than the Company’s typical RSU grants as follows: (1) only a pro-rated portion of the award will automatically vest upon retirement for NEOs that meet the definition of normal retirement, with the Committee retaining discretion to allow the full vesting of the award if the NEO has made satisfactory contributions to set the Company on a successful trajectory for the period after the NEO’s retirement, including the satisfactory transition of responsibilities to a successor, and (2) no portion of the award will vest upon retirement if an NEO only qualifies for early retirement.

CEO Severance and Change in Control Agreement

The Company is a party to the CEO Severance and Change in Control Agreement (the “CEO CIC Agreement”), under which Mr. Roberts, as CEO, may be entitled to severance benefits. The severance benefits are payable to Mr. Roberts in the event of (A) a termination of employment by the Company without “cause” prior to a change in control or more than two years following a change in control or (B) a termination of employment by the Company without “cause” or a resignation by the CEO for “good reason” within two years of a change in control.

For these purposes:

a.

“Change in control” is defined as in the Company’s Bonus Plan, or in the absence thereof, is defined as a sale of all or substantially all of the assets of the Company, an acquisition by any person or group of more than 50% of our stock or certain changes in of Board of Directors.

b.	“Cause” generally means the commission of certain crimes, the gross mismanagement or neglect of duties, or an act of fraud, misappropriation or embezzlement.

c.

“Good reason” generally means a material diminution in the base salary, a reduction in target annual bonus opportunity, a relocation of the principal location at which the executive is required to provide services by more than 50 miles or the failure of the Company of obtain an agreement from any successor to assume the obligations under the CEO CIC Agreement.

Under the CEO CIC Agreement, the severance benefits generally consist of the following:

•

a lump sum payment equal to: (i) 24 months of the CEO’s then-current base salary (in the event of a termination without cause prior to or more than two years following a change in control) or 36 months of the CEO’s then-current base salary (in the event of a termination without cause or a resignation for good reason within two years following a change in control) plus (ii) an amount equal to the CEO’s target bonus for the year of termination under the Bonus Plan; and

•	continued payment by the Company of the CEO’s health insurance coverage premiums for 18 months following the CEO’s termination of employment.

Such severance benefits are conditioned on the CEO abiding by certain restrictive covenants and the execution (and non-revocation) of a separation agreement and release of claims in a form satisfactory to the Company.

The treatment of the CEO’s outstanding equity awards upon the termination of his employment will be determined in accordance with the terms of the applicable equity plans.

38	Brinker International • 2021 Notice & Proxy	Making People Feel Special

Change in Control Severance Agreements and Severance Plan

We have entered into NEO Change in Control Severance Agreements (the “NEO CIC Agreements”) with each of Messrs. Provost, Taylor and Badgley, and have adopted the Executive Severance Benefits Plan (“Severance Plan”) for eligible executive employees, including these three officers. The NEO CIC Agreements and Severance Plan work in conjunction with each other, as the NEO CIC Agreements provide that in the event that the employment of any of Messrs. Provost, Taylor or Badgley is terminated by the Company without “cause” prior to a change in control or more than two years following a change in control (“cause” and “change in control” are generally as defined in the CEO Severance and Change in Control Agreement section), the executive shall be eligible to receive severance pursuant to the Severance Plan. In such a termination, the Severance Plan provides for the following benefits:

•	18 months of the NEO’s then-current base salary, payable in a lump sum within 60 days following such termination of employment;

•

an amount equal to the annual bonus for the year in which the termination of employment occurs under the Bonus Plan, based on the actual Company performance for the year as if the NEO had remained employed, payable in a lump sum in the Company’s fiscal year following the performance year in which the termination of employment occurred; and

•

continued payment by the Company of the NEO’s health insurance coverage premiums for 18 months following the NEO’s termination date to the same extent that the Company paid for such coverage immediately prior to the date of termination (the “18-Month COBRA Subsidy”).

The NEO CIC Agreements further provide that the NEOs employment is terminated by the Company without “cause” or the NEO resigns for “good reason” within two years of a change in control (as such terms are generally defined in the CEO Severance and Change in Control Agreement section), the NEO will be entitled to receive the following benefits:

•	an amount equal to 24 months of the NEO’s then-current base salary, plus;

•	an amount equal to the NEO’s target bonus for the year of termination under the Bonus Plan, payable in a lump sum within 60 days following the date of such termination of employment; and

•	the 18-Month COBRA Subsidy.

Equity and Other Incentive Awards

For all equity-based awards granted during or following fiscal 2017, we removed single-trigger provisions that would result in the automatic full vesting of awards upon a change in control. The provisions were refined as detailed below with respect to awards granted to the NEOs in fiscal 2018 and beyond:

Restricted Stock Units, Stock Options, and Performance-Based Stock Options:

•

Outstanding grants made in fiscal 2018 and beyond of RSUs, stock options, and performance-based stock options granted beginning with fiscal 2018 do not become fully vested upon a change in control (as defined in the applicable award agreement) unless the awards are not assumed or replaced with comparable awards by the acquiring entity or cease to remain outstanding immediately following the change in control. If a participating NEO’s employment is terminated without “cause” within 24 months following a change in control or the NEO terminates their employment for “good reason” within 24 months following a change in control, such RSUs, stock options and performance-based stock options become fully vested (and, in the case of stock options and performance-based options, exercisable) upon such termination of employment.

Performance Share Plans:

•

Performance share awards do not vest upon a change in control (as defined in the Brinker Performance Share Plan and Maggiano’s Performance Share Plan) unless the awards are not assumed or replaced with comparable awards by the acquiring entity in such a change in control, or cease to remain outstanding immediately following the change in control. Otherwise, upon a change in control, the applicable measurement period (but not the performance period) will end and the performance calculations will be modified to account for the shortened measurement period. A participating NEO must remain employed through the end of the performance period to earn such award, unless the NEO’s employment is terminated without “cause” or terminates for “good reason” following the change in control, in which case the NEO will fully vest upon such termination in the number of achieved shares determined based on performance through the change in control date.

Quantification of Termination Payments and Benefits

The following tables reflect the amount of compensation that would be paid to each of our NEOs in the event of a termination of the NEO’s employment under various scenarios. The amounts shown assume that such termination of employment was effective as of June 30, 2021, and include estimates of the amounts that would be paid to each NEO upon such NEO’s termination of employment. The amounts are also based upon the assumption that the price per share of our common stock is equal to the closing price of our common stock on June 30, 2021 ($61.85), the last trading day in fiscal 2021. The tables include only additional benefits that result from the termination of employment and do not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. The tables do not include potential amounts that could be paid under the Bonus Plan if the Committee maintains discretion on whether to pay such amounts.

Making People Feel Special	Brinker International • 2021 Notice & Proxy	39

FISCAL 2021 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

WYMAN T. ROBERTS(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Termination for Good Reason Within Two Years of Change in Control ($)	Disability (6) ($)	Death (6) ($)
Cash Compensation
Cash Severance (2)	—	—	2,000,000	—	3,000,000	—	—
Bonus (3)	—	—	1,200,000	—	1,541,229	—	—
Equity Compensation (4)
Stock Options	13,068,562	13,068,562	16,703,166	—	21,050,880	16,703,166	16,703,166
Performance Shares (5)	9,266,194	9,266,194	9,266,194	—	9,266,194	9,266,194	9,266,194
Restricted Stock	10,063,985	10,063,985	10,063,985	—	10,063,985	10,063,985	10,063,985
Benefits & Perquisites
Life Insurance (7)	—	—	—	—	—	—	3,500,000
Disability Insurance (8)	—	—	—	—	—	986,667	—
Total	32,398,741	32,398,741	39,233,345	—	44,922,288	37,020,012	39,533,345

(1)

As of the last day of the fiscal year, Mr. Roberts is eligible for normal retirement under our retirement provisions (please see Retirement Definitions and Payouts). Our retirement provisions provided for certain post-employment benefits, and apply to all of our equity programs (except for retention and other one-time equity grants), our retiree medical program and our Bonus Plans.

(2)

Severance payments shown are based on Mr. Roberts’ CEO CIC Agreement. His agreement provides for 24 months of continued base salary in the event of a termination of employment without cause prior to more than two years following a change in control, or 36 months of continued base salary upon a termination of employment without cause or a resignation for good reason within two years following a change in control.

(3)

The CEO CIC Agreement states that the target bonus award will be paid upon an involuntary termination without cause. The amount shown for a termination for good cause within two years following a change in control is the bonus Mr. Roberts earned under the fiscal 2021 Bonus Plan. The Bonus Plan provides that participants will receive a payment equal to the greater of the payout as calculated under the provisions of the Bonus Plan or the participant’s target award, provided the participant does not cease to be an employee of the Company prior to the change in control.

(4)	Under our retirement provisions, as applied to our equity programs, Mr. Roberts is able to retain the following:
•	all of his fiscal 2018, 2019 and 2020 option awards;
•	all of his performance share awards; and
•	all of his RSUs and Career Equity awards.

Additionally, Mr. Roberts is able to retain one-half of the fiscal 2018 and fiscal 2019 Performance-Based Options as they were earned as of the end fiscal 2021 and vested in full on August 20, 2021. Mr. Roberts is only able to retain the unvested one-half of the fiscal 2018 and fiscal 2019 Performance-Based Options under the change in control scenario and a pro-rata portion under the involuntary, disability and death scenarios.

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Roberts’ equity awards, please see the Fiscal 2021 Outstanding Equity Awards at Fiscal Year-End Table.

(5)	Under all of the scenarios listed, the fiscal 2019 performance shares reflect a payout of 180% and a target payout for fiscal 2020 and 2021 awards.
(6)

Under our death and disability provisions, Mr. Roberts is able to retain all of his fiscal 2018, 2019 and 2020 option awards, performance share awards, RSUs and Career Equity awards. Mr. Roberts is only able to retain a pro-rata portion of the fiscal 2018 and fiscal 2019 Performance-Based Options.

(7)	The Company provides term life insurance for Mr. Roberts at four times base salary with a maximum benefit of $3,500,000.
(8)

Amount shown assumes that Mr. Roberts would be on short-term disability for four months (which represents the maximum coverage allowed under our short-term disability plan based on tenure) and then long-term disability for two years.

40	Brinker International • 2021 Notice & Proxy	Making People Feel Special

FISCAL 2021 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

JOSEPH G. TAYLOR(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Termination for Good Reason Within Two Years of Change in Control ($)	Disability (6) ($)	Death (6) ($)
Cash Compensation
Cash Severance (2)	—	—	750,000	—	1,000,000	—	—
Bonus (3)	—	—	350,000	—	449,525	—	—
Equity Compensation (4)
Stock Options	684,892	684,892	684,892	—	684,892	684,892	684,892
Performance Shares (5)	1,291,676	1,291,676	1,291,676	—	1,291,676	1,291,676	1,291,676
Restricted Stock	1,751,592	1,751,592	1,751,592	—	1,751,592	1,751,592	1,751,592
Benefits & Perquisites
Life Insurance (7)	—	—	—	—	—	—	2,000,000
Disability Insurance (8)	—	—	—	—	—	733,333	—
Total	3,728,160	3,728,160	4,828,160	—	5,177,685	4,461,493	5,728,160

(1)

As of the last day of the fiscal year, Mr. Taylor is eligible for normal retirement under our retirement provisions (please see Retirement Definitions and Payouts). Our retirement provisions provided for certain post-employment benefits, and apply to all of our equity programs (except for retention and other one-time equity grants), our retiree medical program and our Bonus Plans.

(2)

Severance payments shown are based on Mr. Taylor’s NEO CIC Agreement. His agreement provides for 18 months of continued base salary in the event of a termination of employment without cause prior to or more than two years following a change in control, or 24 months of continued base salary upon a termination of employment without cause or a resignation for good reason within two years following a change in control.

(3)

Mr. Taylor’s NEO CIC Agreement provides that his target bonus award will be paid upon an involuntary termination without cause. The amount shown for a termination for good cause within two years following a change in control is the bonus Mr. Taylor earned under the fiscal 2021 Bonus Plan. The Bonus Plan provides that participants will receive a payment equal to the greater of the payout as calculated under the provisions of the Bonus Plan or the participant’s target award, provided the participant does not cease to be an employee of the Company prior to the change in control.

(4)	Under our retirement provisions, as applied to our equity programs, Mr. Taylor is able to retain the following:
•	all of his fiscal 2018, 2019 and 2020 option awards;
•	all of his performance share awards; and
•	all of his RSUs and Career Equity awards.

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Taylor’s equity awards, please see the Fiscal 2021 Outstanding Equity Awards at Fiscal Year-End Table.

(5)	Under all of the scenarios listed, the fiscal 2019 performance shares reflect a payout of 180% and a target payout for fiscal 2020 and 2021 awards.
(6)	Under our death and disability provisions, Mr. Taylor is able to retain all of his fiscal 2018, 2019 and 2020 option awards, performance share awards, RSUs and Career Equity awards.
(7)	The Company provides term life insurance for Mr. Taylor at four times base salary with a maximum benefit of $3,500,000.
(8)

Amount shown assumes that Mr. Taylor would be on short-term disability for four months (which represents the maximum coverage allowed under our short-term disability plan based on tenure) and then long-term disability for two years.

Making People Feel Special	Brinker International • 2021 Notice & Proxy	41

FISCAL 2021 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

STEVEN D. PROVOST(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Termination for Good Reason Within Two Years of Change in Control ($)	Disability (6) ($)	Death (6) ($)
Cash Compensation
Cash Severance (2)	—	—	771,027	—	1,028,036	—	—
Bonus (3)	—	—	334,112	—	429,119	—	—
Equity Compensation (4)
Stock Options	2,287,248	2,287,248	3,512,448	—	3,818,748	3,512,448	3,512,448
Performance Shares (5)	1,352,276	1,352,276	1,352,276	—	1,352,276	1,352,276	1,352,276
Restricted Stock	2,259,813	2,259,813	2,259,813	—	2,259,813	2,259,813	2,259,813
Benefits & Perquisites
Life Insurance (7)	—	—	—	—	—	—	2,056,072
Disability Insurance (8)	—	—	—	—	—	753,893	—
Total	5,899,337	5,899,337	8,229,676	—	8,887,992	7,878,430	9,180,609

(1)

As of the last day of the fiscal year, Mr. Provost is eligible for normal retirement under our retirement provisions (please see Retirement Definitions and Payouts). Our retirement provisions provided for certain post-employment benefits, and apply to all of our equity programs (except for retention and other one-time equity grants), our retiree medical program and our Bonus Plans.

(2)

Severance payments shown are based on Mr. Provost’s NEO CIC Agreement. His agreement provides for 18 months of continued base salary in the event of a termination of employment without cause prior to or more than two years following a change in control, or 24 months of continued base salary upon a termination of employment without cause or a resignation for good reason within two years following a change in control.

(3)

Mr. Provost’s NEO CIC Agreement provides that his target bonus award will be paid upon an involuntary termination without cause. The amount shown for a termination for good cause within two years following a change in control is the bonus Mr. Provost earned under the fiscal 2021 Bonus Plan. The Bonus Plan provides that participants will receive a payment equal to the greater of the payout as calculated under the provisions of the Bonus Plan or the participant’s target award, provided the participant does not cease to be an employee of the Company prior to the change in control.

(4)	Under our retirement provisions, as applied to our equity programs, Mr. Provost is able to retain the following:
•	all of his fiscal 2018, 2019 and 2020 option awards;
•	all of his performance share awards; and
•	all of his RSUs and Career Equity awards.

Additionally, Mr. Provost is able to retain one-half of the fiscal 2018 and fiscal 2019 Performance-Based Options as they were earned as of the end fiscal 2021 and vested in full on August 20, 2021. Mr. Provost is only able to retain the unvested one-half of the fiscal 2018 and fiscal 2019 Performance-Based Options under the change in control scenario and a pro-rata portion under the involuntary, disability and death scenarios.

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Provost’s equity awards, please see the Fiscal 2021 Outstanding Equity Awards at Fiscal Year-End Table.

(5)	Under all of the scenarios listed, the fiscal 2019 performance shares reflect a payout of 180% and a target payout for fiscal 2020 and 2021 awards.
(6)

Under our death and disability provisions, Mr. Provost is able to retain all of his fiscal 2018, 2019 and 2020 option awards, performance share awards, RSUs and Career Equity awards. Mr. Provost is only able to retain a pro-rata portion of the fiscal 2018 Performance-Based Options.

(7)	The Company provides term life insurance for Mr. Provost at four times base salary with a maximum benefit of $3,500,000.
(8)

Amount shown assumes that Mr. Provost would be on short-term disability for four months (which represents the maximum coverage allowed under our short-term disability plan based on tenure) and then long-term disability for two years.

42	Brinker International • 2021 Notice & Proxy	Making People Feel Special

FISCAL 2021 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

RICHARD A. BADGLEY(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)	Involuntary Not For Cause Termination (4) ($)	For Cause Termination ($)	Termination for Good Reason Within Two Years of Change in Control ($)	Disability (7) ($)	Death (7) ($)
Cash Compensation
Cash Severance (2)	—	—	600,000	—	800,000	—	—
Bonus (3)	—	—	260,000	—	333,933	—	—
Equity Compensation (5)
Stock Options	—	—	225,254	—	410,771	410,771	410,771
Performance Shares (6)	—	—	579,930	—	816,815	579,930	579,930
Restricted Stock	—	—	408,774	—	1,089,055	1,089,055	1,089,055
Benefits & Perquisites
Life Insurance (8)	—	—	—	—	—	—	1,600,000
Disability Insurance (9)	—	—	—	—	—	586,667	—
Total	—	—	2,073,958	—	3,450,574	2,666,423	3,679,756

(1)	As of the last day of the fiscal year, Mr. Badgley is not eligible for retirement under our retirement provisions.
(2)

Severance payments shown are based on Mr. Badgley’s NEO CIC Agreement. His agreement provides for 18 months of continued base salary in the event of a termination of employment without cause prior to or more than two years following a change in control, or 24 months of continued base salary upon a termination of employment without cause or a resignation for good reason within two years following a change in control.

(3)

Mr. Badgley’s NEO CIC Agreement provides that his target bonus award will be paid upon an involuntary termination without cause. The amount shown for a termination for good cause within two years following a change in control is the bonus Mr. Badgley earned under the fiscal 2021 Bonus Plan. The Bonus Plan provides that participants will receive a payment equal to the greater of the payout as calculated under the provisions of the Bonus Plan or the participant’s target award, provided the participant does not cease to be an employee of the Company prior to the change in control.

(4)

In this scenario Mr. Badgley is able to retain a pro-rata portion of his fiscal 2018, 2019 and 2020 option awards, a pro-rata portion of his performance share awards and a pro-rata portion of his RSUs.

(5)

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Badgley’s equity awards, please see the Fiscal 2021 Outstanding Equity Awards at Fiscal Year-End Table.

(6)	Under all of the scenarios listed, the fiscal 2019 performance shares reflect a payout of 180% and a target payout for fiscal 2020 and 2021 awards.
(7)	Under our death and disability provisions, Mr. Badgley is able to retain all of his fiscal 2018, 2019 and 2020 option awards, a pro-rata portion of his performance share awards and all of his RSUs.
(8)	The Company provides term life insurance for Mr. Badgley at four times base salary with a maximum benefit of $3,500,000.
(9)

Amount shown assumes that Mr. Badgley would be on short-term disability for four months (which represents the maximum coverage allowed under our short-term disability plan based on tenure) and then long-term disability for two years.

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FISCAL 2021 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

DOUGLAS N. COMINGS(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)	Involuntary Not For Cause Termination (4) ($)	For Cause Termination ($)	Termination for Good Reason Within Two Years of Change in Control ($)	Disability (7) ($)	Death (7) ($)
Cash Compensation
Cash Severance (2)	—	—	330,054	—	—	—	—
Bonus (3)	—	—	—	—	211,954	—	—
Equity Compensation (5)
Stock Options	—	—	203,898	—	346,679	346,679	346,679
Performance Shares (6)	—	—	503,360	—	667,447	503,360	503,360
Restricted Stock	—	—	331,196	—	820,071	820,071	820,071
Benefits & Perquisites
Life Insurance (8)	—	—	—	—	—	—	990,162
Disability Insurance (9)	—	—	—	—	—	484,079	—
Total	—	—	1,368,508	—	2,046,151	2,154,189	2,660,272

(1)	As of the last day of the fiscal year, Mr. Comings is not eligible for retirement.
(2)	Severance payments shown are based on Brinker’s severance policy which provides for 12 months of continued base salary upon a termination of employment without cause.
(3)	The amount shown is the bonus Mr. Comings earned under the fiscal 2021 Bonus Plan.
(4)

In this scenario Mr. Comings is able to retain a pro-rata portion of his fiscal 2018, 2019 and 2020 option awards, a pro-rata portion of his performance share awards and a pro-rata portion of his RSUs and Career Equity awards.

(5)

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Comings’ equity awards, please see the Fiscal 2021 Outstanding Equity Awards at Fiscal Year-End Table.

(6)	Under all of the scenarios listed, the fiscal 2019 performance shares reflect a payout of 180% and a target payout for fiscal 2020 and 2021 awards.
(7)

Under our death and disability provisions, Mr. Comings is able to retain all of his fiscal 2018, 2019 and 2020 option awards, a pro-rata portion of his performance share awards and all of his RSUs and Career Equity awards.

(8)	The Company provides term life insurance for Mr. Comings at three times base salary with a maximum benefit of $3,500,000.
(9)

Amount shown assumes that Mr. Comings would be on short-term disability for four months (which represents the maximum coverage allowed under our short-term disability plan based on tenure) and then long-term disability for two years.

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CEO Pay Ratio

The Committee believes executive pay must be consistent and equitable to motivate our team members to create shareholder value. The Committee reviewed a comparison of annual total compensation of the CEO to the annual compensation of the median team member who was selected from all team members who were employed (other than the CEO) as of the last day of fiscal 2021.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median team member, we utilized total cash compensation paid during the year, and we annualized the compensation for any permanent team members that were not employed by us for all of fiscal 2021. We believe the use of total cash compensation for all employees as a consistently applied compensation measure is reasonable because the substantial portion of our team members only receive cash compensation. The majority of team members work part-time and as such are not eligible for our bonus or equity plans, and don’t work enough hours to participate in our company-paid benefit plans.

After identifying the median team member, we calculated annual total compensation for the team member using the same methodology we use for our NEOs as set forth in the Summary Compensation Table of this Proxy Statement.

The compensation for our CEO in fiscal 2021 was $6,958,837 as reported in the Summary Compensation Table above. The compensation of our median team member was $19,140. Thus, our CEO’s annual total compensation was approximately 364 times the pay of our median team member for fiscal 2021.

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REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our management is responsible for our financial reporting process, including our system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the U.S. KPMG LLP, our independent registered public accounting firm, is responsible for performing independent audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee also is responsible for the selection of our independent registered public accounting firm. The Audit Committee is composed solely of independent directors who are qualified for service under NYSE listing standards and SEC rules.

In this context, the Audit Committee held discussions with our management regarding our audited consolidated financial statements. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the U.S. Such discussions also involved an evaluation of the independence of KPMG LLP. The Audit Committee reviewed and discussed the audited consolidated financial statements with both management and KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee about independence and discussed with KPMG LLP their independence in connection with their audit of our consolidated financial statements. In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of our internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee also reviews and discusses legal and compliance matters with management, and, as necessary or advisable, KPMG LLP.

Based on the discussions with KPMG LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 for filing with the SEC. The Audit Committee approved the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year.

Further, in accordance with its written charter, the Audit Committee is responsible for discussions with management relating to the Company’s processes to monitor and minimize significant risks and exposures. During fiscal 2021, the Audit Committee reviewed and discussed with management progress on the Company’s enterprise risk management processes, including the evaluation of identified risks and alignment of Company processes to manage the risks within the Company’s approved strategies.

Respectfully submitted,

AUDIT COMMITTEE

WILLIAM T. GILES (Chair)

FRANCES L. ALLEN

JAMES C. KATZMAN

ALEXANDRE G. MACEDO

PRASHANT N. RANADE

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STOCK OWNERSHIP OF CERTAIN PERSONS

The following table shows the beneficial ownership of our common stock as of September 20, 2021 by (a) all persons known by us to beneficially own more than 5% of our common stock as of such date, (b) each present director, including present directors being considered for election at the Annual Meeting, (c) the NEOs and (d) all executive officers and directors as a group.

Name	Number of Shares of Common Stock Beneficially Owned as of September 20, 2021		Number Attributable to Options Exercisable Within 60 Days of September 20, 2021		Percent(11)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,857,301	(1)	—	(4)	19.50%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,855,075	(2)	—	(4)	10.69%

Tremblant Capital Group 767 Fifth Avenue New York, NY 10153	2,416,788	(3)	—	(4)	5.32%

Directors(5)
Frances L. Allen	3,974	(7)	—	(8)	*
Cynthia L. Davis	7,165	(7)	—	(8)	*
Joseph M. DePinto	76,568	(7)	—	(8)	*
Harriet Edelman	27,187	(7)	—	(8)	*
William T. Giles	37,066	(7)	—	(8)	*
James C. Katzman	14,637	(7)	—	(8)	*
Alexandre G. Macedo	3,574	(7)	—	(8)	*
George R. Mrkonic(6)	46,475	(7)	—	(8)	*
Prashant N. Ranade	8,693	(7)	—	(8)	*
Wyman T. Roberts	1,070,148	(7)	780,757	(8)	2.36%

Named Executive Officers(5)(9)		(7)
Richard A. Badgley	43,955	(7)	10,146	(10)	*
Douglas N. Comings	75,242	(7)	44,177	(10)	*
Steven D. Provost	215,998	(7)	163,340	(10)	*
Joseph G. Taylor	81,127	(7)	41,111	(10)	*

All Executive Officers and Directors as a Group (19 persons)	1,913,626	(7)	1,135,557	(10)	4.21%

*	Less than 1%.

(1)

Based on information contained in Schedule 13G/A dated January 25, 2021, filed on January 25, 2021. The Schedule 13G/A reported that BlackRock, Inc. had sole dispositive power over 8,857,301 shares of common stock and had sole voting power over 8,781,720 shares of common stock.

(2)

Based on information contained in Schedule 13G/A dated February 8, 2021, filed on February 10, 2021. The Schedule 13G/A reported that The Vanguard Group, Inc. had sole dispositive power over 4,732,894 shares of common stock, shared dispositive power over 122,181 shares of common stock and shared voting power over 84,680 shares of common stock.

(3)

Based on information contained in Schedule 13G dated February 16, 2021, filed on February 16, 2021. The Schedule 13G reported that Tremblant Capital Group had sole dispositive power over 2,416,788 shares of common stock and had sole voting power over 2,416,788 shares of common stock.

(4)	Not Applicable.
(5)

We determined beneficial ownership in accordance with the rules of the SEC. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

(6)	Mr. Mrkonic is retiring from the Board at the end of his current term.
(7)

Our list includes shares of common stock that may be acquired by exercise of options vested, or vesting within 60 days of September 20, 2021, under one of the following plans: i) Stock Option and Incentive Plan and ii) 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants, as applicable.

(8)

Mr. Roberts owns 1,219,054 stock options, 780,757 of which have vested, or will vest, within 60 days of September 20, 2021. Messrs. DePinto, Giles, Katzman, Macedo, Mrkonic and Ranade, and Mms. Allen, Davis and Edelman own no stock options.

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(9)	In addition to Mr. Roberts who serves as a director.
(10)

Mr. Badgley owns 18,498 stock options, 10,146 of which have vested, or will vest, within 60 days of September 20, 2021. Mr. Comings owns 50,698 stock options, 44,177 of which have vested, or will vest, within 60 days of September 20, 2021. Mr. Provost owns 227,556 stock options, 163,340 of which have vested, or will vest, within 60 days of September 20, 2021. Mr. Taylor owns 54,588 stock options, 41,111 of which have vested, or will vest, within 60 days of September 20, 2021. All Executive Officers and Directors as a Group own 1,691,192 stock options, 1,135,557 of which have vested, or will vest, within 60 days of September 20, 2021.

(11)	These percentages are based on number of outstanding shares of common stock as of September 20, 2021 (45,411,964 shares).

DELINQUENT SECTION 16(a) REPORTS

Under the securities laws of the United States, our directors and executive officers, and persons who own more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC and to furnish us with copies of all such reports. Based on our review of the reports we received and other written communications, we believe that all filing requirements were satisfied for fiscal 2021, except for a Form 4 filing filed on September 8, 2020, reporting the sale of shares on September 2, 2020 by George R. Mrkonic, and a Form 4 filing on March 30, 2021, reporting the sale of shares on March 23, 2021 by Wyman T. Roberts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is our written policy, where possible, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. If we believe we should enter into any such transactions, we will do so on terms no less favorable to us than we could obtain from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. There were no transactions required to be reported under Item 404 of the SEC’s Regulation S-K.

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FAQ’s ABOUT THE MEETING AND VOTING

Why did you send this Proxy Statement to me?

The Board of Directors of the Company is soliciting the enclosed proxy to be used at the Annual Meeting on November 18, 2021 at 9:00 a.m. (CST), and at any adjournment or postponement of that meeting. We posted this Proxy Statement and the accompanying proxy on or about October 7, 2021 to our website at www.proxydocs.com/EAT, and mailed notice on or about October 7, 2021 to all shareholders entitled to vote at the Annual Meeting.

Can I attend Annual Meeting?

In light of the COVID-19 pandemic, for the safety of all of our shareholders, associates, and other members of the community, the Annual Meeting will be held in a virtual meeting format only with no physical location. We have adopted a virtual format for our 2021 Annual Meeting. In order to attend the Annual Meeting, you must visit www.proxydocs.com/EAT and enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you may also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the attendance process. If the shares you own are held in “street name” by a bank or brokerage firm, please refer to the question below “Can I vote if my shares are held in “street name”?”

We encourage you to access the Annual Meeting before it begins. Online check-in will be available approximately 15 minutes before the meeting starts. Upon entry of your control number and other required information, you will receive further instructions allowing you to attend and participate at the Annual Meeting, view the list of shareholders of record, submit questions, and vote at the virtual Annual Meeting.

We are committed to ensuring that shareholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. We will try to answer as many shareholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

What is the purpose of the Annual Meeting?

The purpose of the meeting is to:

•	Elect nine (9) directors (Pages 3-6);
•	Vote on the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2022 Fiscal Year (Page 7);
•	Cast an advisory vote to approve executive compensation (Page 8); and
•	Conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

Why am I being asked to review materials online?

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders online, rather than mailing printed copies of those materials to each shareholder. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials online. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about October 7, 2021.

How many votes do I have?

If we had your name on record as owning stock in the Company at the close of business on September 20, 2021, then you are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of the Company’s common stock you own as of that date. At the close of business on September 20, 2021, 45,411,964 shares of the Company’s common stock were outstanding and eligible to vote.

If the shares you own are held in “street name” by a bank or brokerage firm, please refer to the below FAQ of “Can I vote if my shares are held in “street name”?”

How do I vote prior to the Annual Meeting?

Whether you plan to participate in the Annual Meeting or not, we encourage you to follow the instructions on the Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. You may vote:

•

Online at www.proxypush.com/EAT by using your control number to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials, proxy card (if you are a shareholder of record), or by following the instructions on your voting instruction form (if your shares are held in street name) that you received from your bank or brokerage firm;

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•

By phone, dial the toll free number (866-785-4032) and enter your control number to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials, proxy card (if you are a shareholder of record), or follow instructions on your voting instruction form or notice (if your shares are held in street name); and

•	By requesting, completing and mailing a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials, or voting instruction form.

May I revoke my proxy?

You may change your vote or revoke your proxy any time before the Annual Meeting by:

•	Returning another proxy card with a later date;
•	Sending written notification of revocation to the Corporate Secretary at our principal executive office at 3000 Olympus Blvd., Dallas, Texas 75019;
•	Entering a later vote by telephone or online; or
•	Attending the Annual Meeting and voting.

You should be aware that simply attending the Annual Meeting will not automatically revoke your previously submitted proxy. If you desire to do so, you must notify an authorized Brinker representative at the Annual Meeting of your desire to revoke your proxy and then you must vote at the Annual Meeting.

Who pays for the solicitation of proxies and how are they solicited?

We pay the entire cost of the solicitation of these proxies. This cost includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to you. We may supplement our efforts to solicit your proxy in the following ways:

•	We may contact you using the telephone or electronic communication;
•	Our directors, officers, or other regular employees may contact you personally; or
•	We may hire agents for the sole purpose of contacting you regarding the proxy.

If we hire soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, the bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you are a street name shareholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank, or other nominee on how to vote your shares. Street name shareholders should generally be able to vote by returning the voting instruction card to their broker, bank, or other nominee, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee. If you want to vote virtually online during the Annual Meeting, you may be required to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the Annual Meeting. Further voting instructions will be provided to you via email and/or through instructions found on the voting instructions provided by your broker, bank, or other nominee.

How do I vote if my shares are held in the Company’s 401(k) Plan?

If all or some of the shares you own are held through the Company’s 401(k) Plan, you may vote by phone or online by 11:59 p.m., EST, on November 15, 2021 or the Company’s agent must receive your paper proxy card on or before November 15, 2021.

What is “householding”?

If you and others in your household own your shares in street name, you may receive only one copy of this Proxy Statement and the annual report. This practice is known as “householding.” If you hold your shares in street name and would like additional copies of these materials, please contact us by mail at Brinker International, Inc., 3000 Olympus Blvd., Dallas, Texas 75019, Attn: Investor Relations, or by email at Investor.Relations@brinker.com or by phone at 972-980-9917. If you receive multiple copies and would prefer to receive only one set of these materials, please also contact your bank or broker. Brinker does not currently use householding for owners of record and will send notice to all owners of record before using householding. By using this method, we give all owners of record the opportunity to continue to receive multiple copies of these materials in the same household.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting. Shares of common stock represented in person or by proxy

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(including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

•	Proposal 1: Elect Nine Directors

The affirmative vote of a majority of shares of common stock present or represented by proxy and voting at the meeting is required to elect each of the nine nominees for director. Abstentions and broker non-votes, to the extent there are any, have no effect on the outcome of the voting for each of the nominees.

•	Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm for the 2022 Fiscal Year

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions and broker non-votes have no effect on the outcome of the voting on this proposal.

•	Proposal 3: Advisory Vote to Approve Executive Compensation

The approval, in an advisory, non-binding vote, of the compensation of the NEOs of the Company by a majority of the shares of common stock present or represented by proxy and voting at the meeting is sought. Abstentions and broker non-votes have no effect on the outcome of the voting on this advisory, non-binding approval.

How will my proxy get voted?

If you vote over the phone or online, or properly fill in and return a paper proxy card (if requested), the designated Proxies (Wyman T. Roberts and Christopher L. Green) will vote your shares as you have directed. If you submit a paper proxy card, but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” election of each of the nine nominees for director;
•	“FOR” ratification of KPMG LLP as our independent registered public accounting firm for the 2022 Fiscal Year; and
•	“FOR” approval in an advisory, non-binding vote of the compensation of our NEOs.

How will voting on “any other business” be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any additional business is properly brought before the Annual Meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters in their discretion.

Who will count the votes?

We have hired a third party, Mediant Communications, to judge voting, be responsible for determining whether or not a quorum is present, and tabulate votes cast by proxy or at the Annual Meeting.

Where can I find voting results of the meeting?

We will announce general voting results at the meeting and publish final detailed voting results in a Form 8-K filed with the SEC within four business days following the meeting.

How do I submit a proposal to be included in the Proxy Statement for next year’s annual meeting?

If you intend to present a proposal to be included in our Proxy Statement and proxy relating to the 2022 Annual Meeting, the Company must receive the proposal at its principal executive office no later than the close of business on June 9, 2022. The proposal must comply with Rule 14a-8 under the Exchange Act and should be addressed to the Corporate Secretary, Brinker International, Inc., 3000 Olympus Blvd., Dallas, Texas 75019.

How do I submit a proposal or director nomination to be presented at the 2021 annual meeting?

If you intend to present a proposal for other business or a nomination for election to the Board of Directors at the 2022 Annual Meeting that will not be included in the Proxy Statement pursuant to Rule 14a-8, you must comply with the requirements set forth in the bylaws. Among other requirements, you must give timely notice to the Corporate Secretary, Brinker International, Inc., 3000 Olympus Blvd., Dallas, Texas 75019. To be timely for the 2022 annual meeting of shareholders, the shareholder’s notice must be delivered or mailed and received by the

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Corporate Secretary no later than the close of business on June 9, 2022. However, if the date of the 2022 annual meeting of shareholders is more than 30 days before or after the anniversary date of this year’s Annual Meeting, shareholder’s notice must be received by the Corporate Secretary no later than the close of business on the tenth calendar day following a public announcement of the date of the 2022 annual meeting.

If you need a copy of the bylaws, you may obtain them free of charge from the Corporate Secretary or you may find them in the Company’s public filings with the SEC. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

How can I communicate with the Board of Directors?

If you or any interested party wishes to communicate with the Board of Directors, as a group, or with an individual director, such communication may be directed to the appropriate group or individual in care of the General Counsel, Brinker International, Inc., 3000 Olympus Blvd., Dallas, Texas 75019. Your Board of Directors has instructed the General Counsel to review and forward such communications to the appropriate person or persons for response.

How can I access Brinker’s proxy materials and annual report electronically?

You can access the Company’s Proxy Statement, 2021 Annual Report on Form 10-K and Fiscal 2021 Annual Report at www.brinker.com. You may simply click on the “Investors” tab on the home page, and then the “Financial Info” link in the red banner near the top of the page; the SEC filings section of our website will be available for your usage. We will also provide you free copies of these documents if you send a written request to the Company’s Corporate Secretary at 3000 Olympus Blvd., Dallas, Texas 75019. If you received a Notice of Internet Availability of Proxy Materials, you may also access this information at the website described in the Notice. We also file and furnish our annual, quarterly and current reports and other information, including proxy statements, with the SEC. Our SEC filings are available to the public in the SEC’s website at www.sec.gov. The Fiscal 2021 Annual Report and the Form 10-K accompany this Proxy Statement, but are not considered part of the proxy soliciting materials.

How long may I rely upon the information in this Proxy Statement? May I rely upon other materials as well regarding the Annual Meeting?

You should rely upon the information contained in this Proxy Statement to vote on the proposals at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated October 7, 2021. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, unless indicated otherwise in this Proxy Statement, and the mailing of the Proxy Statement to you shall not create any implication to the contrary. We would encourage you to check our website or the SEC’s website for any required updates that we may make between the date of this Proxy Statement and date of the Annual Meeting.

MISCELLANEOUS

The Annual Report to Shareholders of the Company, including our Form 10-K for the fiscal year ended June 30, 2021, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

By Order of the Board of Directors,

DANIEL S. FULLER

Secretary

Dallas, Texas

October 7, 2021

52	Brinker International • 2021 Notice & Proxy	Making People Feel Special

BRINKER INTERNATIONAL®

3000 Olympus Blvd., Dallas, TX 75019 • www.brinker.com

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
Go To: www.proxypush.com/EAT
• Cast your vote online
• Have your Proxy Card ready
P.O. BOX 8016, CARY, NC 27512-9903	• Follow the simple instructions to record your vote
PHONE Call 1-866-785-4032
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions
MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided

Brinker International, Inc.

Annual Meeting of Shareholders
For Shareholders as of record on September 20, 2021

TIME:	Thursday, November 18, 2021 09:00 AM, Central Standard Time
PLACE:	A live webcast of the Annual Meeting will be

available online at www.proxydocs.com/EAT

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Wyman T. Roberts and Christopher L. Green, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Brinker International, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Brinker International, Inc.

2021 Annual Meeting of Shareholders

Please make your marks like this:	☒	Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of Directors
Nominees:		FOR	AGAINST	ABSTAIN
	1.01 Joseph M. DePinto	☐	☐	☐	FOR

	1.02 Frances L. Allen	☐	☐	☐	FOR

	1.03 Cynthia L. Davis	☐	☐	☐	FOR

	1.04 Harriet Edelman	☐	☐	☐	FOR

	1.05 William T. Giles	☐	☐	☐	FOR

	1.06 James C. Katzman	☐	☐	☐	FOR

	1.07 Alexandre G. Macedo	☐	☐	☐	FOR

	1.08 Prashant N. Ranade	☐	☐	☐	FOR

	1.09 Wyman T. Roberts	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the fiscal year 2022.	☐	☐	☐	FOR

3.	Advisory Vote to Approve Executive Compensation.	☐	☐	☐	FOR

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted on by the proxy holders in their discretion.

To attend the meeting and participate visit www.proxydocs.com/EAT

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date